Exhibit 2.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Double asterisks denote omissions.

AGREEMENT AND PLAN OF MERGER

by and among

THE MEDICINES COMPANY,

SILVER SURFER ACQUISITION CORP.,

FORTIS ADVISORS LLC

AS THE REPRESENTATIVE

and

INCLINE THERAPEUTICS, INC.

Dated as of December 11, 2012

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3.22	Litigation	50
3.23	Permits	50
3.24	Certain Business Relationships With Affiliates	50
3.25	Brokers	50
3.26	Books and Records	50
3.27	Product Liability	51
3.28	No Other Representations	51

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	51
4.1	Organization and Corporate Power	51
4.2	Authorization of Transaction	52
4.3	Noncontravention	52
4.4	Broker’s Fees	52
4.5	Available Funds	52

ARTICLE V	COVENANTS	53
5.1	Closing Efforts	53
5.2	Governmental and Third-Party Notices and Consents	53
5.3	Stockholder Approval	53
5.4	Operation of Business	54
5.5	Access to Information	57
5.6	Notice of Breaches	57
5.7	Exclusivity	58
5.8	Expenses	59
5.9	Preparation of Returns	59
5.10	280G Covenant	59
5.11	FIRPTA	59
5.12	Employee Benefits Covenants	60
5.13	Termination of 401(k) Plan	61
5.14	Confidentiality	61
5.15	Financial Statements	61
5.16	Cadence Agreement	61
5.17	Redwood City Lease	61
5.18	Assumption of Obligations	61
5.19	Indemnification; Directors’ and Officers’ Insurance	62

ARTICLE VI	CONDITIONS TO CONSUMMATION OF MERGER	63
6.1	Conditions to Obligations of the Buyer and the Transitory Subsidiary	63
6.2	Conditions to Obligations of the Company	65

ARTICLE VII	INDEMNIFICATION	66
7.1	Indemnification by the Company Equityholders	66

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7.2	Indemnification Claims	67
7.3	Survival of Representations and Warranties	69
7.4	Limitations	70
7.5	Offset Rights	71

ARTICLE VIII	TERMINATION	72
8.1	Termination of Agreement	72
8.2	Effect of Termination	73

ARTICLE IX	DEFINITIONS	73
9.1	Definitions	73

ARTICLE X	MISCELLANEOUS	93
10.1	Press Releases and Announcements	93
10.2	No Third Party Beneficiaries	93
10.3	Entire Agreement	93
10.4	Succession and Assignment	93
10.5	Counterparts and Facsimile Signature	94
10.6	Headings	94
10.7	Notices	94
10.8	Governing Law	95
10.9	Amendments and Waivers	95
10.10	Severability	96
10.11	Submission to Jurisdiction	96
10.12	Additional Agreement	96
10.13	Construction	97

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Initial Allocation Schedule
Exhibit C	Form of Option Surrender Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Non-Competition and Non-Solicitation Agreement

Company Disclosure Schedule
Schedule 2.6(b)(iii) -	Ongoing Clinical Trials
Schedule 5.4(d)(iii) -	Permitted Hiring
Schedule 6.1(b) -	Required Consents
Schedule 6.1(j) -	Employees
Schedule 6.1(k) -	Non-competition Parties

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 11, 2012, by and among The Medicines Company, a Delaware corporation (the “Buyer”), Silver Surfer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Representative (the “Representative”), and Incline Therapeutics, Inc., a Delaware corporation (the “Company”). The Buyer, the Transitory Subsidiary, the Company and the Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.  All capitalized terms used in this Agreement shall have the meanings given to them in Section 9.1.

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company by the Buyer shall be effected through the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the DGCL, as a result of which the Company shall become a wholly owned direct or indirect subsidiary of the Buyer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Buyer to enter into this Agreement, certain employees of the Company are entering into non-competition and non-solicitation agreements with the Buyer; and

WHEREAS, the Parties intend that, as soon as practicable following the execution of this Agreement, and as a condition of the willingness of the Buyer and the Company to enter into this Agreement, certain stockholders of the Company will cause written consents to approve the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1          Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare or cause to be prepared, and immediately following the Closing the Surviving Corporation shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL in order to give effect to the Merger.  The Merger shall become effective at the Effective Time.

1.2          Closing.  The Closing shall take place at 10:00 a.m., Eastern time, on the Closing Date at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by the Buyer and the Company.

1.3          Effects of the Merger.  At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company and (b) the certificate of incorporation of the Company as in effect on the date of this Agreement shall be amended and restated in its entirety to read as set forth on Exhibit A.  In addition, the Buyer shall cause the by-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the by-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company.  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4          Directors and Officers of the Surviving Corporation.

(a)           The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)           The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1          Conversion of Capital Stock.

(a)           Capital Stock of the Transitory Subsidiary.  At the Effective Time, each share of the Common Shares of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and become one (1) fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Buyer-Owned Stock.  At the Effective Time, all Company Shares that are owned by the Company as treasury stock and any Company Shares owned by the Buyer, the Transitory Subsidiary or any other wholly owned subsidiary of the Buyer immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Shares.  Each Company Share issued and outstanding immediately prior to the Effective Time (other than (i) Company Shares referenced in Section 2.1(b) and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Buyer or any holder of Company Stock, be converted into the right of the holder of such Company Share to receive (A) the Closing Stock Consideration and (B) its Pro Rata Share of the Escrow Payment, Net Milestone Payments, Closing Adjustment Surplus and Representative Account Payment payable with respect to such Company Share in accordance with the terms of this Agreement.

(d)           Total Consideration.  The total consideration payable by the Buyer to the Company Equityholders, on behalf of itself or the Surviving Corporation (the “Total Consideration”), shall be comprised of:

(i)            the Aggregate Closing Stock Consideration, payable in cash on the Closing Date to the Paying Agent (to be further distributed to holders of Company Shares as set forth on the Closing Date Allocation Schedule in accordance with the provisions of Section 2.2);

(ii)           the Aggregate Closing Option Consideration, payable to the holders of Options in accordance with the provisions of Section 2.5;

(iii)          the Escrow Payment, payable to the Company Equityholders in proportion to each Company Equityholder’s Pro Rata Share;

(iv)          the Net Milestone Payments, payable to the Company Equityholders in proportion to each Company Equityholder’s Pro Rata Share, in accordance with the provisions of Section 2.6(d);

(v)           the Closing Adjustment Surplus, payable to the Company Equityholders in proportion to each Company Equityholder’s Pro Rata Share, in accordance with Section 2.7(e); and

(vi)          the Representative Account Payment, payable to the Company Equityholders in proportion to each Company Equityholder’s Pro Rata Share, in connection with any release of the Representative Expense Amount in accordance with Section 2.4(c).

(e)           Adjustments to Stock Consideration.  The Stock Consideration shall be adjusted to reflect fully any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization or other like change with respect to Company Shares occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; provided that in no event shall any such event result in an increase or decrease in the aggregate amount payable by the Buyer or its Affiliates hereunder.

(f)            Escrow.  At Closing, Buyer will deliver the Original Escrow Amount to the Escrow Agent.  The Escrow Fund shall be held by the Escrow Agent and released by the Escrow Agent to the Surviving Corporation, the Paying Agent or the Buyer, as applicable, in accordance with the terms of the Escrow Agreement.  Any portion of the Escrow Fund released to the Paying Agent pursuant to the terms of the Escrow Agreement shall be for the benefit of the holders of Company Shares and shall be paid by the Paying Agent (reduced by any applicable withholding) to holders of Company Shares in accordance with their Pro Rata Shares, as set forth on the Closing Date Allocation Schedule.  Any portion of the Escrow Fund released to the Surviving Corporation pursuant to the terms of the Escrow Agreement shall be for the benefit of holders of Options and shall be paid by the Surviving Corporation (reduced by any applicable withholding) to holders of Options in accordance with their Pro Rata Shares, as set forth on the Closing Date Allocation Schedule.

2.2          Payment Fund.  The procedures for exchanging outstanding Company Shares for the consideration to be paid to the holders of such Company Shares in connection with the Merger are as follows:

(a)           Paying Agent.  At or prior to the Effective Time, the Buyer shall deposit the Payment Fund with the Paying Agent for the benefit of the holders of Company Shares for payment through the Paying Agent in accordance with this Section 2.2 in exchange for all of the outstanding Company Shares.  Any earnings from investment of the Payment Fund shall accrue to the benefit of the Buyer.

(b)           Exchange Procedures.  Promptly (and in any event within three (3) Business Days) after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a Letter of Transmittal and (ii) instructions for effecting the surrender of such Certificate in exchange for the applicable portion of the Stock Consideration payable with respect thereto, provided that the Buyer shall assist the Company in developing arrangements for the delivery of such materials to those Company stockholders designated by the Company to facilitate the payment of the applicable portion of the Stock Consideration to such designated stockholders immediately following the Effective Time.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal, the holder of such Certificate shall be paid promptly (and in any event within three (3) Business Days) in exchange therefor cash in an amount equal to (i) the portion of the Aggregate Closing Stock Consideration that such holder has the right to receive pursuant to the provisions of this Article II in respect of all Company Shares represented by such Certificate, plus (ii) as and when payable, the portion of all other Stock Consideration that such holder has the right to receive pursuant to the provisions of this Article II in respect of all Company Shares represented by such Certificate.  In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the applicable Stock Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Stock Consideration as contemplated by this Section 2.2(b).

(c)           Allocation Schedules.

(i)            The Initial Allocation Schedule attached hereto as Exhibit B sets forth a summary of the allocation (estimated as of the date hereof) of the amounts payable at the Closing to the Company Equityholders and Leerink Swann LLC (which amount payable to Leerink Swann LLC shall be as set forth in the calculation of the Closing Purchase Price).  The Company shall deliver to the Buyer and the Paying Agent, at least three (3) Business Days prior to the Closing, the Closing Date Allocation Schedule (which schedule shall reflect the amounts set forth on the Estimated Closing Adjustment Statement).  The Paying Agent shall make all payments constituting the Aggregate Closing Stock Consideration to the applicable Company Stockholders in accordance with the Closing Date Allocation Schedule and the Letters of Transmittal.

(ii)           It is expressly acknowledged and agreed that the preparation of the Closing Date Allocation Schedule and the allocation of the Total Consideration set forth therein are the sole responsibility of the Representative and that Buyer, the Surviving Corporation and the Paying Agent shall be entitled to rely thereon, without any obligation to investigate or verify the accuracy or correctness thereof and to make payments in accordance therewith.  None of Buyer, the Surviving Company, the Paying Agent or any of their Affiliates shall have any liability in connection with any claims by any Company Equityholder or any other Person relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Closing Date Allocation Schedule and the allocation of the Total Consideration set forth therein or payments made in accordance therewith.  In consideration for its receipt of its allocation of Total Consideration in accordance with (and subject to) the Closing Date Allocation Schedule, each Company Equityholder hereby irrevocably waives, releases and promises never to assert any claims or causes of action, promises or similar rights of any type (however described and however arising) that such Company Equityholder may currently have, or may have in the future, whether or not now known, against the Company, the Buyer, the Surviving Corporation or any of their respective predecessors, successors, parent corporations, subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (the “Released Parties”) with respect to any matter related to such allocation, including the accuracy or correctness of the Closing Date Allocation Schedule (the “Released Claims”).  Each Company Equityholder acknowledges that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Effective Time, such Company Equityholder shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

(iii)          Each Company Equityholder hereby acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Released Party with respect to any Released Claim, this Section 2.2(c) may be raised as a complete bar to any such action, claim or proceeding, and the applicable Released Party may recover from such Company Equityholder all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

(d)           No Further Ownership Rights in Company Shares.  All Stock Consideration paid or payable upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Shares.  From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e)           Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the holders of Company Shares for one (1) year after the Effective Time shall be delivered to the Buyer (subject to applicable abandoned property, escheat or similar Law), upon demand, and any holder of Company Shares who has not previously complied with this Section 2.2 shall be entitled to receive from the Buyer (subject to abandoned property, escheat or similar Law) the Stock Consideration that such holder has the right to receive pursuant to the provisions of this Article II.

(f)            No Liability.  To the extent permitted by applicable Law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Company Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Withholding Rights.  Each of the Paying Agent, the Buyer (and its payroll agent), the Escrow Agent and the Surviving Corporation (and its payroll agent) shall be entitled to deduct and withhold from any consideration otherwise payable to the Company Equityholders pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law.  To the extent that amounts are so deducted or withheld by the Paying Agent, the Buyer (or its payroll agent), the Escrow Agent or the Surviving Corporation (or its payroll agent), as the case may be, such withheld amounts shall be (i) remitted by the Paying Agent, the Buyer (or its payroll agent), the Escrow Agent or the Surviving Corporation (or its payroll agent), as the case may be, to the applicable Governmental Entity, and (ii) if so remitted, treated for all purposes of this Agreement as having been paid to such Company Equityholder in respect of which such deduction and withholding was made by the Paying Agent, the Buyer, the Escrow Agent or the Surviving Corporation (or its payroll agent), as the case may be.

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and a customary indemnification of the Company and the Buyer in a form reasonably satisfactory to the Buyer by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration deliverable in respect thereof as and when payable pursuant to the terms of this Agreement.

2.3          Dissenting Shares.

(a)           Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive any portion of the Stock Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)           If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the portion of the Stock Consideration payable in respect thereof pursuant to this Agreement, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c)           The Company shall give the Buyer:  (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument.  Neither the Representative nor the Company shall settle or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such settlement, payment or settlement offer.

2.4          Representative.

(a)           By their execution of the Letter of Transmittal and/or Option Surrender Agreement, approval of the Merger and adoption of this Agreement and/or their acceptance of any consideration pursuant to this Agreement, the Company Equityholders hereby appoint the Representative as the representative, attorney-in-fact and agent of the Company Equityholders in connection with the transactions contemplated by this Agreement and the Escrow Agreement and in any litigation or arbitration involving this Agreement and/or the Escrow Agreement.  In connection therewith, the Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Representative shall deem necessary or appropriate, and, except as otherwise expressly provided in this Agreement, shall have the power and authority to:

(i)            act for the Company Equityholders with regard to all matters pertaining to this Agreement and the Escrow Agreement; including, employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Representative, in its sole discretion, deems necessary or advisable in the performance of the duties of the Representative;

(ii)           act for the Company Equityholders to transact matters of litigation;

(iii)          execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement;

(iv)          receive funds, make payments of funds, and give receipts for funds;

(v)           do or refrain from doing any further act or deed on behalf of the Company Equityholders that the Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement or the Escrow Agreement as fully and completely as the Company Equityholders could do if personally present;

(vi)          give and receive all notices required to be given or received by the Company Equityholders under this Agreement;

(vii)         give any written direction to the Escrow Agent;

(viii)        agree to, negotiate, enter into settlements and compromises of and comply with arbitration awards and court orders with respect to claims for indemnification made by the Buyer under Article VII; and

(ix)          receive service of process in connection with any claims under this Agreement and the Escrow Agreement.

(b)           All decisions and actions by the Representative shall be binding upon all Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c)           Subject to the terms and conditions of this Agreement, upon the Closing, the Buyer shall wire to the Representative the Representative Expense Amount pursuant to wire instructions provided to the Buyer, which shall be held by the Representative as agent in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Representative for, any expenses incurred pursuant to this Agreement, the Escrow Agreement or any Representative engagement agreement.  The Representative will hold these funds separate from its corporate funds.  The Company Equityholders shall not receive interest or other earnings on amounts in the Representative Expense Amount and the Company Equityholders irrevocably transfer and assign to the Representative any ownership right that they may have in any interest that may accrue on amounts in the Representative Expense Amount.  The Company Equityholders acknowledge that the Representative is not providing any investment supervision, recommendations or advice.  The Representative shall have no responsibility or liability for any loss of principal of the Representative Expense Amount other than as a result of its gross negligence or willful misconduct.  As soon as practicable following the later of (i) the final release of the final Net Milestone Payment or (ii) the final resolution of any claims made under this Agreement, the Representative shall distribute the Representative Account Payment (if any) to the Buyer and/or its paying agent for distribution to the Company Equityholders.  For tax purposes, the Representative Expense Amount shall be treated as having been received and voluntarily set aside by the Company Equityholders at the time of Closing.  The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Amount.

(d)           Representative Limitation of Liability and Indemnification.

(i)            To the maximum extent permissible by applicable Law, the Representative shall incur no liability of any kind to any Company Equityholders or any Affiliate of any Company Equityholder with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with its services as the Representative, except with respect to its own willful misconduct or gross negligence.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Representative be liable under this Agreement or any of the ancillary agreements to the Company Equityholders for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if the Representative has been advised of the likelihood of such loss or damage, no matter the form of action.  The Representative may act in reliance upon any signature believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Company Equityholder or other party.  In all questions arising under this Agreement or any of the ancillary agreements, the Representative may rely on the advice of counsel, accountants or other skilled persons, and the Representative will not be liable to any Company Equityholders or any Affiliate of any Company Equityholder for anything done, omitted or suffered in good faith by the Representative based on such advice of counsel, accountants or other skilled persons, as the case may be.  No provision of this Agreement or any of the transactions contemplated hereby shall require the Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement, the Escrow Agreement or any ancillary agreement or any of the transactions contemplated hereby.  Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions.

(ii)           The Representative and its members, managers, directors, officers, agents and employees shall be indemnified, defended and held harmless as set forth from and against any and all losses or damages arising out of or in connection with the Representative’s execution and performance of this Agreement, the Escrow Agreement and the ancillary agreements, or otherwise in connection with acting as the Representative, in each case as such loss or damage is incurred.  Any such losses or damages shall be recovered first from the Representative Fund, next, from  any distribution of the Escrow Fund or Net Milestone Payments otherwise distributable to the Company Equityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Representative to the Escrow Agent (the “Distributable Funds”), and finally, directly from the Company Equityholders (with each Company Equityholder liable for its Pro Rata Share of any such claim).

(iii)          The Representative is hereby granted a lien on, right of set-off against and security interest in the Distributable Funds for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.  Notwithstanding anything in this Agreement to the contrary, none of Buyer or the Company or any of their respective Affiliates shall have any liability or obligation to indemnify, defend or hold harmless the Representative.  In addition, certain Company Equityholders (the “Advisory Group”) have concurrently herewith entered into a letter agreement with the Representative regarding direction to be provided by the Advisory Group to the Representative.  The Advisory Group shall incur no liability to any Company Equityholder while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).  All of the immunities and powers granted to the Representative under this Agreement shall survive the resignation or removal of Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(iv)          The parties hereto agree that to the extent the Representative receives documents, spreadsheets or other forms of information from any party and the Representative is required to deliver any such document, spreadsheet or other form of information to another party, the Representative is not responsible for the content of such materials, nor is the Representative responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information).

(e)           The Company and the Buyer shall, subject to the provisions of Section 2.4(f),  provide the Representative with (i) reasonable access to relevant information about the

Company and the Buyer and (ii) reasonable assistance from the Company’s and the Buyer’s employees for purposes of performing its duties and exercising its rights hereunder.

(f)            The Representative shall treat confidentially and not use other than in the performance of its duties as the Representative and not disclose to any other Person any information disclosed to it pursuant to this Agreement to anyone except as required by Law, provided that (i) the Representative may disclose to legal counsel and other advisors under an obligation of confidentiality and non-use in such advisor’s capacity as such (for the purpose of advising the Representative and the Company Equityholders on any information disclosed to the Representative pursuant to this Agreement), (ii) the Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose in any Legal Proceeding relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Representative pursuant to this Agreement and (iii) the Representative may disclose to Alan Levy, 5 AM Venture Management, LLC, Frazier Healthcare, Technology Partners, Adams Street Partners, LLC Saints Capital and Emergent Medical Partners, L.P. (but not to any other Person, including any investor in any of the foregoing Persons) any information disclosed to the Representative, subject to the Persons to whom the disclosure is to be made agreeing with the Buyer in writing to restrictions on the disclosure and use of such information consistent with the restrictions to which the Representative is subject pursuant to this Section 2.4(f).

(g)           In the event the Representative becomes unable to perform its  responsibilities hereunder or resigns from such position, the Company Equityholders (acting by a written instrument signed by holders of Company Shares who held, as of immediately prior to the Effective Time, a majority (by voting power) of the then outstanding Company Shares)  shall select another representative to fill the vacancy of the Representative, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.  The Representative may only be removed upon delivery of written notice to the Buyer signed by Persons who, as of immediately prior to the Effective Time, held a majority (by voting power) of the then outstanding Company Shares.  The Representative shall provide the Buyer prompt written notice of any replacement of the Representative, including the identity and address of the new Representative.  Upon any replacement of the Representative, the Representative being replaced shall transfer to the new Representative the balance of any unexpended Representative Expense Amount.

(h)           For all purposes of this Agreement:

(i)            the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Representative as to the settlement of any disputes or claims under this Agreement and the Escrow Agreement, or any other actions required or permitted to be taken by the Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative;

(ii)           the provisions of this Section 2.4 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equityholder may have in connection with the transactions contemplated by this Agreement; and

(iii)          the provisions of this Section 2.4 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Equityholder, and any references in this Agreement to a Company Equityholder shall mean and include the successors to the rights of each applicable Company Equityholder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

2.5          Treatment of Options and Restricted Stock.

(a)           Prior to the Effective Time, the Company shall (i) take such actions as may be necessary so that all Options shall be (A) duly exercised and shares of Common Stock issued in respect of the Option in accordance with the terms of the applicable Option agreement prior to the Effective Time, (B) surrendered and cancelled as of the Effective Time and converted into the right to receive the Option Consideration payable in cash to the holder thereof, without interest thereon, pursuant to this Section 2.5 upon delivery by the holder of an Option of an executed option surrender agreement, which agreement shall be effective as of the Effective Time, in the form attached hereto as Exhibit C (an “Option Surrender Agreement”) in exchange for the payments described, and in accordance with the procedures set forth, in this Section 2.5 or (C) terminated as of immediately prior to the Effective Time; and (ii) take such actions as may be necessary so that all Common Shares that are unvested or are subject to a repurchase option in favor of the Company (the “Restricted Shares”) shall be accelerated as of immediately prior to the Effective Time and shall, by virtue of the Merger, be converted into the right to receive the portion of the Stock Consideration payable pursuant to Section 2.1(c) of this Agreement with respect to Common Shares.  The installment payments received by a holder of an Option under this Section 2.5(a) are intended to be separate “payments” for purposes of Section 409A of the Code and the guidance and regulations thereunder.

(b)           At the Effective Time, each Option that is then outstanding (whether such Option is vested or unvested, but only to the extent it has not yet been exercised as of such time) shall be cancelled and converted into the right to receive the Option Consideration, subject to withholding as provided in Section 2.2(g).  After the Effective Time, any such cancelled Option shall no longer be exercisable by the holder thereof for Company Shares (or any other equity security), but shall only entitle such holder to the Option Consideration described in the preceding sentence.

(c)           The Buyer shall cause the Surviving Corporation to pay as promptly as practicable (and in any event, no later than the next payroll date of the Surviving Corporation) to each holder of Options the applicable Closing Option Consideration in accordance with the

Closing Date Allocation Schedule.  The Buyer shall cause the Surviving Corporation to pay to each holder of Options each additional payment of the Option Consideration (i) concurrently with the payment of such portion of the Total Consideration to the holders of Company Shares and (ii) in accordance with the Closing Date Allocation Schedule.

2.6          Milestone Payments.  The Company Equityholders shall be entitled to payments following the Closing as set forth in this Section 2.6 or as otherwise agreed following the Closing by the Buyer and the Representative with the written consent of the Required Stockholders (such payments, as set forth below, the “Milestone Payments”).

(a)           Milestone Events; Notice of Achievement.  The Buyer shall provide written notice to the Representative of the achievement by or on behalf of any member of the Buyer Rights Chain Group of each of the milestone events (each, a “Milestone Event”) for each applicable milestone set forth in the table below (each, a “Milestone”) within (i) for Milestone A, Milestone #1 and Milestone #2, 20 Business Days after the date of first achievement of such Milestone Event and (ii) for Milestone #3 and Milestone #4, 40 Business Days after the end of the calendar quarter in which such Milestone Event is first achieved, and upon such achievement, shall pay, on the terms set forth in Section 2.6(d), the applicable Milestone Payment in an amount equal to the corresponding amount of the Milestone Payment set forth in the chart below:

Milestone	Milestone Event	Milestone Payment ($)

Milestone A

Buyer or any of its Affiliates, enters into a Japan Agreement within [**] months after the Closing Date which provides that Buyer or any of its Affiliates receives an up-front payment equal to or greater than $[**] (at which point the Milestone Payment is due), or (ii) where the upfront payment is less than $[**], upon receipt by Buyer or any of its Affiliates of at least $[**] in the form of upfront and milestone payments, provided such amounts are received within [**] months from the effective date of such Japan Agreement; and provided further, that in both such cases ((i) and (ii)) any amounts received for funding or reimbursing research and development expenses incurred following the effective date of such Japan Agreement shall be excluded.

		$	[**]

Milestone #1	Regulatory Approval in the United States	$	[**]

Milestone #2	Regulatory Approval in the European Union	$	[**]

Milestone	Milestone Event	Milestone Payment ($)

Milestone #3

Aggregate Net Sales in the United States and the European Union exceed $[**] during any twelve (12) consecutive calendar month period ending within twenty-four (24) months following the earlier of (A) First Commercial Sale in the United States or (B) First Commercial Sale in the European Union

		$	[**]

Milestone #4

Aggregate Net Sales in the United States and the European Union exceed $[**] during any twelve (12) consecutive calendar month period ending within forty-eight (48) months following the earlier of (A) First Commercial Sale in the United States or (B) First Commercial Sale in the European Union

		$	[**]

(b)           Diligence.

(i)            Following the Closing, until the expiration of the Diligence Period, the Buyer shall itself and/or with or through other members of the Buyer Rights Chain Group, as applicable, use Commercially Reasonable Efforts to achieve the Milestone Events.  Notwithstanding the foregoing, Buyer’s obligations under this Section 2.6(b):

(a)                                 shall expire (A) as to Milestone #1 on the [**] if Regulatory Approval has not been achieved in the United States as of such [**], (B) as to Milestone #2 on the date [**] if Regulatory Approval has not been achieved in the European Union as of the end of such [**] period and (C) as to Milestone A, [**] months after the Closing Date if a Japan Agreement has not been entered into as of such date;

(b)                                 if the Buyer enters into any agreement for the sale, transfer, assignment or exclusive license of the Product for any territories other than Japan, the Buyer shall not be obligated to include the territory of Japan in such Agreement;

(c)                                  shall not include an obligation to seek any additional Regulatory Approval or label expansion for the Product (A) in the United States following the initial Regulatory Approval in the United States or (B) in the European Union following the initial Regulatory Approval in the European Union; and

(d)                                 shall not include an obligation to conduct any clinical trial or nonclinical study of the Product other than the completion of those studies set forth on Schedule 2.6(b)(iii), whether or not such studies result in any Regulatory Approval.

(ii)           If the Buyer terminates or abandons all development and, if commenced as of such time, commercialization activities with respect to the Product, the Buyer shall send written notice thereof to the Representative together with an explanation of the reasons for such cessation of activities.

(iii)          If the Representative in good faith believes that the Buyer has materially breached its obligations under this Section 2.6, then the Representative may provide the Buyer with written notice thereof, which notice shall specify the alleged material breach.  If such notice is given, the Buyer shall designate one or more Buyer Milestone Representatives to meet with the Representative (in person at the Buyer’s offices or by telephone) within fifteen (15) Business Days from the date of such notice to address the Representative’s belief that the Buyer has materially breached its obligations under this Section 2.6.  The discussion between the Buyer Milestone Representative(s) and the Representative shall be subject to the confidentiality obligations of Section 2.4(f) and regarded as for settlement purposes only, and no statement made in the course of the discussion shall be admissible in any subsequent Legal Proceeding, although the fact that something is stated in the course of the discussion will not preclude a party to a Legal Proceeding from adducing other evidence of an identical or similar nature that otherwise would be permitted in the Legal Proceeding.  In the event that the Representative and the Buyer Milestone Representatives are unable to resolve the Representative’s claim of the alleged material breach by (A) the date that is thirty (30) Business Days after such meeting, or (B) the date that is sixty (60) Business Days after the written notice from the Representative to the Buyer of the alleged material breach if no meeting (whether in person or by telephone) has been held by such date, then the Representative may pursue any available remedies, subject to Section 2.6(b)(iv), unless the Buyer and the Representative mutually agree to an extension to the foregoing time periods.

(iv)          Nothing herein shall constitute a guarantee by the Buyer of the achievement of any or all of the Milestone Events.  The Buyer’s maximum aggregate liability for any and all breaches by the Buyer of its obligations under this Section 2.6(b) shall be limited to the unpaid portion(s), if any, of the Milestone Payment(s) that Buyer would have become obligated to pay if the Buyer had exercised the requisite Commercially Reasonable Efforts.

(c)           Reporting; Recordkeeping; Audits.

(i)            Reporting.  Until the earlier of (A) such time as all Milestone Payments have been paid by the Buyer pursuant to this Section 2.6 or (B) the expiration of the Diligence Period, the Buyer shall provide the Representative, on a semi-annual basis (i.e., every six months), on or about October 1st and April 1st of each year within such period, a written summary in reasonable detail regarding the status of efforts to achieve the Milestone Events, the Buyer’s progress with respect thereto, including a report of Net Sales generated during such period, and the Buyer’s then-current plans for progressing toward the achievement thereof (each such report, an “Update Report”). Within twenty (20) Business Days after delivery of an Update Report, if the Representative requests in writing a meeting with representatives of the Buyer to discuss such report, the Buyer shall make available for such a meeting to be held in the Buyer’s offices one or more representatives (as determined by the Buyer) (each such person, a “Buyer Milestone Representative”); provided, however, that, for the avoidance of doubt, at any such meeting, other representatives (including counsel and advisors) of the Buyer may be present.  The Representative may not request more than one (1) meeting with the Buyer in any twelve (12) month period.  In the absence of a timely written request by the Representative for such a meeting, the Buyer shall not have any further obligations to hold any meeting.  All information contained in any Update Report, or conveyed to the Representative in any meeting or other communication regarding an Update Report, shall be subject to the confidentiality obligations set forth in Section 2.4(f).  Each of the Buyer and the Representative shall be solely responsible for bearing its own costs associated with exercising its rights or performing its obligation under this Section 2.6(c)(i).

(ii)           Recordkeeping.  Until the earlier of (A) such time as all Milestone Payments with respect to Milestone #3 and Milestone #4 have been paid by the Buyer pursuant to this Section 2.6 or (B) the expiration of the time period for the achievement of Milestone #4 (or such earlier time as the Buyer’s diligence obligations shall have terminated in accordance with the provisions of Section 2.6(b)) (the “Audit Period”), and thereafter as needed for any audit requested during the Audit Period with respect to such Milestone Events, the Buyer shall, and shall cause each other Person in the Buyer Rights Chain Group to, maintain reasonable documentation, consistent with each such Person’s customary practices and in compliance with applicable Laws, regarding its activities relating to seeking and obtaining Regulatory Approval in the United States and the European Union, and keep complete and accurate books and records of Net Sales to the extent necessary to ascertain properly and to verify the payments owed hereunder.

(iii)          Audits.  Upon the written request of the Representative, the Buyer shall, and shall cause each other Person in the Buyer Rights Chain Group to, permit a nationally recognized independent accounting firm (the “Independent Auditor”) selected by the Representative and reasonably satisfactory to Buyer or, in the case of Persons in the Buyer Rights Chain Group who are not the Buyer or its Affiliates, selected by the Representative and reasonably satisfactory to such Person, at the Company Equityholders’ expense (and subject to entry into a customary confidentiality agreement), to have access solely in response to a request made during the Audit Period, upon reasonable prior notice and during normal business hours, but no more than one (1) time during any calendar year, to inspect the books and records specified in Section 2.6(c)(ii) for the three (3) preceding years (but only to the extent not previously audited pursuant to a previous audit pursuant to this Section 2.6(c)(iii)) and only if in response to a request made during the Audit Period for the purpose of determining the accuracy of the reports of Net Sales described in Section 2.6(c)(i).

(d)           Payments.

(i)            Each Net Milestone Payment shall, subject to the provisions of Section 7.5, be paid in cash by the Buyer to the Paying Agent or the Surviving Corporation for further distribution to the Company Equityholders, within the time period set forth in Section 2.6(a) within which the Buyer is obligated to notify the Representative of the achievement of the applicable Milestone (i.e., not later than 20 Business Days after the date of first achievement of Milestones A, #1 and #2, and not later than 40 Business Days after the end of the calendar quarter in which Milestone Event Milestone #3 and Milestone #4 is first achieved).  Any portion of any Net Milestone Payment paid to the Paying Agent shall be paid by the Paying Agent (reduced by any applicable withholding) to holders of Company Shares.  Any portion of any Net Milestone Payment paid to the Surviving Corporation shall be for the benefit of holders of Options and shall be paid by the Surviving Corporation (reduced by any applicable withholding) to holders of Options.  The Buyer shall, subject to the provisions of Section 7.5, pay to Leerink Swann LLC the portion of each Milestone Payment set forth on the Closing Date Allocation Schedule.

(ii)           For the avoidance of doubt, no Milestone Payment may become payable more than one time.

(e)           Non-Transferability.  The right of any Company Equityholder to receive any amounts with respect to a Net Milestone Payment (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Company Equityholder, except by will, upon death or by operation of Law and (iii) does not represent any right other than the right to receive the consideration set forth this Section 2.6.  Any attempted transfer of the right to any amounts with respect to a Net Milestone Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(f)            License, Sublicense, Assignment or Transfer of Intellectual Property.  Until the expiration of the time period for the achievement of Milestone #4 (or such earlier time as the Buyer’s diligence obligations shall have terminated in accordance with the provisions of Section 2.6(b), the Buyer, the Buyer’s Affiliates and the Surviving Corporation or their direct or indirect subsidiaries shall not, directly or through one or more intermediaries (i.e., whether through one or more assignments, one or more levels of licenses and/or sublicenses, any combination thereof or otherwise) license, sublicense, assign or transfer the Intellectual Property covering the Product as of the Closing Date (other than licensing or sublicensing to third party contractors and service providers who are not granted the right to sell, market or otherwise distribute the Product), or otherwise transfer or convey the right to market or sell the Product, to any Person other than the Buyer, the Buyer’s Affiliates or the Surviving Corporation or their direct or indirect subsidiaries, unless (A) the Buyer remains ultimately responsible for the payment of all applicable Milestone Payments if and as they become due and owing; and (B) such licensee, sublicensee, assignee or transferee agrees to provide timely information to and to cooperate with the Buyer to allow the Buyer to meet its obligations pursuant to Section 2.6(c).  In addition, the Buyer shall notify the Representative within twenty (20) Business Days after the consummation of such license, sublicense, assignment or transfer.

2.7          Adjustment Before and After the Closing.  The Total Consideration shall be subject to adjustment as follows:

(a)           Not later than eight (8) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a statement (the “Estimated Closing Adjustment Statement”) setting forth the Estimated Closing Adjustment, together with all relevant backup materials, in detail reasonably acceptable to the Buyer.   If within three (3) Business Days following the Buyer’s actual receipt of the Estimated Closing Adjustment Statement, the Buyer has not given the Company notice of its objection to the Estimated Closing Adjustment, the Closing Purchase Price shall be adjusted as set forth in the Estimated Closing Adjustment Statement.  If the Buyer gives such notice of objection, the Company and the Buyer will work together in good faith to resolve the issues in dispute.  If all disputed issues are resolved, the amounts as agreed upon by the Buyer and the Company shall be used to complete the Estimated Closing Adjustment.  If the Buyer and the Company are unable to resolve all such disputed issues within two (2) Business Days following the Buyer’s delivery of the notice of objection to the Estimated Closing Adjustment Statement, the Estimated Closing Adjustment shall be as determined by the Buyer.

(b)           Not later than 60 calendar days after the Closing Date, the Buyer shall deliver to the Representative the Closing Adjustment Statement.  The Closing Adjustment Statement shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP).   The Closing Adjustment Statement delivered pursuant to paragraph (b) above shall be accompanied by (i) all relevant backup materials, in detail reasonably acceptable to the Representative, and (ii) a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment.

(c)           In the event that the Representative disputes the Closing Adjustment Statement or the amount of the Closing Adjustment Items, the Representative shall notify the Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Adjustment Statement.  Any such Dispute Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to Section 2.7(b).  In the event of such a dispute, the Buyer and the Representative shall first use their Reasonable Best Efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be less than the Buyer’s calculation delivered pursuant to Section 2.7(b) nor more than the Representative’s calculation delivered pursuant to this Section 2.7(c).  If the Buyer and the Representative are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Representative and the Buyer or, if the Representative and the Buyer fail or refuse to select a firm within ten (10) calendar days after written request therefor by the Representative or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the New York, New York office of the AAA (the “Neutral Accountant”).  All determinations and calculations pursuant to this paragraph (c) shall consider only those Closing Adjustment Items as to which the Representative has disagreed, shall be in writing and shall be delivered to the Buyer and the Representative as promptly as practicable.  The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties.  A judgment on the determination made by the Neutral Accountant pursuant to this Section 2.7 may be entered in and enforced by any court having jurisdiction thereover.

(d)           The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 2.7(c) shall be shared equally by the Company Equityholders (from the Escrow Fund), on the one hand, and the Buyer, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Adjustment Statement or the amount of the Closing Adjustment Items that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.

(e)           Immediately upon the expiration of the 30 calendar day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representative to the Buyer that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 2.7, the Closing Purchase Price shall be adjusted as follows (the “Adjusted Closing Purchase Price”):

(i)            If the amount of the Final Closing Adjustment exceeds the amount of the Estimated Closing Adjustment, the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement.

(ii)           If the amount of the Final Closing Adjustment is equal to the amount of the Estimated Closing Adjustment, the Closing Purchase Price shall not be adjusted; and

(iii)          If the amount of the Estimated Closing Adjustment exceeds the Final Closing Adjustment, the amount of such surplus, less (A) any portion thereof payable to Leerink Swann LLC and (B) Applicable Employment Taxes (the “Closing Adjustment Surplus”) shall be paid in cash by the Buyer to the Paying Agent or the Surviving Corporation for further distribution to the Company Equityholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III.  The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article III and (b) other sections or paragraphs in this Article III to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

3.1          Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in corporate and Tax good standing under the Laws of the State of Delaware.  The Company is duly qualified to conduct business and is in corporate and Tax good standing under the Laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished to the Buyer complete and accurate copies of its certificate of incorporation and by-laws, each as amended to date.  The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

3.2          Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 57,500,000 Common Shares, of which, as of the date of this Agreement, 4,595,000 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 48,750,000  Preferred Shares, of which (A) 48,750,000 shares have been designated as Series A Preferred Stock, par value $0.0001 per share, of which, as of the date of this Agreement, 43,500,000 shares were issued and outstanding and were convertible into 43,500,000 Common Shares.  Prior to the Closing, the Company shall have taken all actions, and shall have obtained all consents, necessary to cause all outstanding Preferred Shares to automatically convert into Common Shares immediately prior to the Effective Time.

(b)           Section 3.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Shares) the number of Common Shares (if any) into which such shares are convertible.  Section 3.2(b) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company.  All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

(c)           Section 3.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Company Shares issued to date under such Plan, the number of Company Shares subject to outstanding options under such Plan and the number of Company Shares reserved for future issuance under such Plan and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Company Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto).  The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options.  All of the shares of capital stock of the Company subject to Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(d)           With respect to the outstanding Options, (i) each such Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan and all applicable Laws, (iv) the per share exercise price of each Option was not, and will not be deemed to be, less than the fair market value of a Company Share issuable upon exercise of the Option on the applicable Grant Date, and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(e)           Except as set forth in Sections 3.2(c) or 3.2(e) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(f)            There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.

3.3          Authorization.  The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Company Stockholders, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company.  Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies (such Laws in clauses (A) and (B) are hereinafter collectively referred to as the “Applicable Bankruptcy Laws”).

3.4          Noncontravention.  Subject to the filing of the Certificate of Merger as required by the DGCL, to the filing requirements of the Hart-Scott-Rodino Act and to the filing or other regulatory requirements, if any, of any other applicable U.S. or foreign regulatory body, neither the execution and delivery by the Company of this Agreement, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, each as amended or restated to date, or the Certificate of Incorporation or By-laws (or comparable organizational documents) of any Subsidiary, each as amended or restated to date, (b) require on the part of the Company, any Subsidiary or any Company Stockholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.  Section 3.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

3.5          Subsidiaries.

(a)           Section 3.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)           Each Subsidiary is a corporation duly organized, validly existing and (to the extent such concepts are applicable) in corporate and Tax good standing under the Laws of the jurisdiction of its incorporation.  Each Subsidiary is duly qualified to conduct business and (to the extent such concepts are applicable) is in corporate and Tax good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has made available to the Buyer complete and accurate copies of the certificate of incorporation, by-laws or other organizational documents of each Subsidiary.  No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents.  All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c)           The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

3.6          Financial Statements.

(a)           The Company has made available to the Buyer the Financial Statements.  The Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b)           Each of the Financial Statements fairly presents the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Subsidiaries.

(c)           The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls (in light of the Company’s current size, privately held status and stage of development) which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the

Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)           Ernst & Young, the Company’s auditors, is and has been at all times since its engagement by the Company (i) “independent” with respect to the Company and the Subsidiaries within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

3.7          Absence of Certain Changes.  Since the date of the Most Recent Balance Sheet, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (s) of Section 5.4.

3.8          Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 3.8 of the Disclosure Schedule, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and (d) Unpaid Company Transaction Expenses.

3.9          Tax Matters.

(a)           The Company and each Subsidiary has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws and regulations.  The Company and the Subsidiaries have paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.  The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods or arise from transactions contemplated by this Agreement.

(b)           Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company.  Neither the Company nor any Subsidiary has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or a Subsidiary.  Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, other than customary indemnification provisions in commercial agreements entered into by the Company in the Ordinary Course of Business not primarily related to Taxes.

(c)                                  All Taxes that the Company and each Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company and each Subsidiary has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(d)                                 The Company has delivered or made available to the Buyer (i) complete and correct copies of all income Tax Returns and all other material Tax Returns of the Company and the Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or a Subsidiary relating to Taxes for any taxable period for which the statute of limitations has not yet expired and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company or any of its Subsidiaries.

(e)                                  No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated.  No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed, or assessed by any Governmental Entity.  Neither the Company nor any Subsidiary has been informed by any jurisdiction in which the Company or any Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or such Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.  Neither the Company nor any Subsidiary has (A) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (B) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (C) executed or filed any power of attorney with any taxing authority which is still in effect.

(f)                                   Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code), other than any such payment for which stockholder approval satisfying the requirements of Section 280G(b)(5) of the Code, as contemplated by Section 5.10 of this Agreement, will be obtained prior to the Closing.

(g)                                  Neither the Company nor any Subsidiary (i) is or has ever been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b), (ii) is or has been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or to reduce any attributes under Treasury Regulation Section 1.1502-36(d) or (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(h)                                 None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(i)                                     Notwithstanding anything to the contrary herein, the Company makes no representations as to the amounts of, or any limitations on the ability to use, any of its net operating losses, tax credits or other tax attributes.

(j)                                    Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company are subject to an election under former Section 341(f) of the Code.  Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(k)                                 Neither the Company nor any Subsidiary has ever distributed to their stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l)                                     Section 3.9(l) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company and each Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.  Section 3.9(l) of the Disclosure Schedule lists all Tax Returns (and their respective due dates without regard to extensions) required to be filed by the Company or any Subsidiary for periods beginning before the Closing Date that will not be filed on or before the Closing Date.

(m)                             Neither the Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701, (iii) is or has ever been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is or has ever been a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n)                                 Neither the Company nor any Subsidiary has or has had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(o)                                 Neither the Company nor any Subsidiary has ever incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(p)                                 Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(q)                                 Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, or (vi) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law).

(r)                                    There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(s)                                   To the Company’s Knowledge, no holder of Company Shares holds any Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(t)                                    Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that did not or does not comply with the Tax rules on transfer pricing in any relevant jurisdiction.  The Company and each Subsidiary has maintained documentation (including any applicable transfer pricing studies) in connection with any related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(u)                                 Neither the Company nor any Subsidiary has ever engaged in any “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law.  The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

3.10                        Assets.

(a)                                 The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible), including the Production Equipment, purported to be owned by the Company or such Subsidiary, free and clear of all Security Interests.  The Company and each Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business).  Such tangible assets, taken as a whole, including the Production Equipment, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.

(b)                                 The tangible assets of the Company set forth on the packing lists included in Section 3.10(b) of the Disclosure Schedule (the “Production Equipment”) constitute all items required for the assembly of two (2) complete production lines for the Product.

(c)                                  Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

3.11                        Owned Real Property.  Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

3.12                        Real Property Leases.  Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder.  The Company has made available to the Buyer complete and accurate copies of the Leases.  With respect to each Lease:

(a)                                 such Lease is legal, valid, binding, enforceable (subject to Applicable Bankruptcy Laws) and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto;

(b)                                 such Lease will continue to be legal, valid, binding, enforceable (subject to Applicable Bankruptcy Laws) and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)                                  none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease;

(d)                                 there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)                                  neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)                                   all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

(g)                                  the Company has no Knowledge of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto;

(h)                                 no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;

(i)                                     neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease; and

(j)                                    the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.

3.13                        Intellectual Property.

(a)                                 Section 3.13(a) of the Disclosure Schedule lists all Company Owned Intellectual Property Registrations and Company Exclusively Licensed Intellectual Property Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable.  All assignments of Company Owned Intellectual Property Registrations to the Company or any Subsidiary have been properly executed and recorded and all exclusive licenses granted to Company or any of its Subsidiaries of Company Exclusively Licensed Intellectual Property Registrations remain in force and are enforceable in accordance with their terms, subject to Applicable Bankruptcy Laws.  To the Knowledge of the Company, all issued Patent Rights and issued Trademarks included in the Company Owned Intellectual Property Registrations and Company Exclusively Licensed Intellectual Property Registrations are valid and enforceable, all patent applications and trademark registrations included in the Company Owned Intellectual Property Registrations and Company Exclusively Licensed Intellectual Property Registrations that have not yet issued remain pending, and all application, issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Owned Intellectual Property Registrations and Company Exclusively Licensed Intellectual Property Registrations have been timely paid by or on behalf of the Company or the applicable licensor.

(b)                                 There are no inventorship challenges, opposition, post-grant review or nullity proceedings or interferences declared or commenced or, to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Owned Intellectual Property Registrations and, to the Knowledge of the Company, there are no inventorship challenges, opposition, post-grant review or nullity proceedings or interferences declared, commenced or threatened with respect to any Patent Rights included in the Company Exclusively Licensed Intellectual Property Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all patent and trademark applications included in the Company Owned Intellectual Property Registrations and have made no material misrepresentation in such applications.  The Company has no Knowledge of any information that would preclude the Company or any Subsidiary from having clear title to or a valid and enforceable (subject to Applicable Bankruptcy Laws) license under the Company Owned Intellectual Property Registrations or the Company Exclusively Licensed

Intellectual Property Registrations, as applicable, or materially and adversely affecting the patentability, registrability or, in the case of an issued Patent Right, enforceability of any Company Owned Intellectual Property Registrations or Company Exclusively Licensed Intellectual Property Registrations.  There has been no public disclosure by the Company or any Subsidiary of any Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property that is claimed in any Patent Rights included in the Company Owned Intellectual Property Registrations or Company Exclusively Licensed Intellectual Property Registrations, or, to the Knowledge of the Company, by any third party, including in trade publications or at trade shows, prior to filing of the first Company Owned Intellectual Property Registration or Company Exclusively Licensed Intellectual Property Registrations with respect thereto.

(c)                                  Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer immediately following the Closing on the same terms and conditions as it was immediately prior to the Closing.  The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests.  To the Knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Product in the form existing as of the date of this Agreement in the manner so done currently and contemplated to be done in the future by the Company and the Subsidiaries, (ii) to Exploit the Company Source Code and Internal Systems as they are currently used and contemplated to be used in the future by the Company and the Subsidiaries and (iii) otherwise to conduct the business of the Company and its Subsidiaries in the manner currently conducted and contemplated to be conducted in the future by the Company and the Subsidiaries.

(d)                                 The Company or the appropriate Subsidiary, as applicable, has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all Company Owned Intellectual Property that, consistent with reasonable business practices, would be expected to be maintained in confidence or as a trade secret.  The Company and each Subsidiary has materially complied with all applicable contractual and legal requirements pertaining to information privacy and security.  No written complaint relating to the Company’s improper use or disclosure of, or breach in the security of, any information that is subject to such contractual or legal requirements pertaining to information privacy and security has been made or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.  To the Knowledge of the Company, there has been no: (i) unauthorized disclosure by the Company or any Subsidiary of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information of the Company or any Subsidiary or confidential information of any other Person held by the Company or any Subsidiary has been disclosed to an unauthorized third Person.

(e)                                  To the Knowledge of the Company, neither the Product in the form existing as of the date of this Agreement, nor the Exploitation thereof, infringes or constitutes a misappropriation of, or in the past has infringed or constituted a misappropriation of, any Intellectual Property rights of any third party.  To the Knowledge of the Company, none of the Company Source Code or Internal Systems, or the Company’s or any Subsidiary’s past, current or currently contemplated Exploitation thereof, infringes or constitutes a misappropriation of, any Intellectual Property rights of any third party.  Section 3.13(e) of the Disclosure Schedule lists any written complaint, claim or notice, or written threat of any of the foregoing (including any written notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement or misappropriation and any written request or demand for indemnification or defense received by the Company or any Subsidiary from any licensee, distributor, customer, user or any other third party; and the Company has made available to the Buyer copies of all such complaints, claims, notices, requests, demands or threats as well as all legal opinions, studies, market surveys and analyses received by the Company or any Subsidiary relating to any alleged or potential infringement or misappropriation of any Intellectual Property rights of any third party.

(f)                                   To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company or the Subsidiaries) is infringing or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary.  Neither the Company nor any of its Subsidiaries has received a written notice pursuant to 21 U.S.C. §§ 355(b)(3) or 355(j)(2)(B) alleging that any patent listed with respect to the Product in the FDA’s publication Approved Drug Products with Therapeutic Equivalence Evaluations (commonly referred to as the Orange Book) is invalid, unenforceable, or would be infringed by another Person’s drug product.  The Company has made available to the Buyer copies of all written correspondence, analyses, legal opinions, complaints, claims, notices or threats received by Company or any of its Subsidiaries concerning the infringement or misappropriation of any Company Owned Intellectual Property and, to the extent in the possession of Company or any of its Subsidiaries, of any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary.

(g)                                  Section 3.13(g) of the Disclosure Schedule identifies each agreement pursuant to which the Company or any Subsidiary has assigned, licensed or otherwise granted any right to receive an assignment or license to any Person, or covenanted not to assert any right, with respect to any Company Intellectual Property.  Neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement or misappropriation of any Intellectual Property rights.  Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h)                                 Section 3.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the

Company or any Subsidiary licenses or Exploits it (excluding off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company or any Subsidiary pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.  None of the Company Source Code, Product or Internal Systems includes “shareware,” “freeware” or other Software that was obtained by the Company or any Subsidiary from third parties other than pursuant to the agreements listed in Section 3.13(h) of the Disclosure Schedule.

(i)                                     Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including by its and the Subsidiaries’ employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 3.13(i) of the Disclosure Schedule, and the Company and the Subsidiaries have taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, the Subsidiaries, their escrow agent(s) or any other Person to any third party.

(j)                                    All of the Software and Documentation comprising, incorporated in or bundled with the Product have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary and waiving (to the extent legally permissible) their non-assignable rights (including moral rights) in such materials in favor of the Company or a Subsidiary and its permitted assigns and licensees, and who have no residual claim to such materials.

(k)                                 The Company and the Subsidiaries have not utilized any Open Source Materials in any way in the Exploitation of the Product or Internal Systems.  Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Product; (ii) distributed Open Source Materials in conjunction with any other software or product developed or distributed by the Company or any Subsidiary; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Product or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge).

(l)                                     Each current or former employee of the Company or any Subsidiary and each current or former independent contractor of the Company or any Subsidiary has executed a valid, binding and enforceable (subject to Applicable Bankruptcy Laws) written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of and within the scope of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m)                             The Product and the Internal Systems in the forms existing as of the date of this Agreement are free from material defects in design (including the materials specified in the design).  The Product and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that would reasonably be expected to or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(n)                                 The Company and the Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Product, the Internal Systems or any facilities or equipment used in connection therewith.

(o)                                 The License and Asset Transfer Agreement dated as of June 21, 2010 together with all waivers and modifications thereto made prior to the date of this Agreement (true and correct copies of which have been made available to the Buyer) (the “ALZA License”), by and between the Company and ALZA Corporation, a Delaware corporation (“ALZA”), is legal, valid, binding and enforceable in accordance with its terms, subject to Applicable Bankruptcy Laws, is in full force and effect, and will be in full force and effect immediately following the Closing as in effect immediately prior to the Closing.  Neither the Company nor, to the Knowledge of the Company, ALZA, is in breach or violation of, or default under, the ALZA License, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under the ALZA License.  ALZA has not given any notice to the Company under the ALZA License that ALZA wishes to grant a license under the Licensed Patents (as defined in the ALZA License) to a third party to develop, manufacture and/or commercialize an Other Opioid Product (as defined in the ALZA License).  The Company has not given any notice to ALZA under the ALZA License that the Company wishes to obtain from ALZA a license under the Licensed Patents to develop, manufacture and/or commercialize an Other Product (as defined in the ALZA License).  The development, manufacture and commercialization of the Product by the Company prior to the Closing or by the Surviving Corporation or any member of the Buyer Rights Chain

Group following the Closing, in the form existing as of the Closing, has not resulted in, and shall not result in, any requirement for ALZA to make any payment to any third party under any ALZA Third Party License (as defined in the ALZA License) for which the Company, the Surviving Corporation or any member of the Buyer Rights Chain Group has been or will be required to reimburse ALZA pursuant to Section 5.6 of the ALZA License.  None of the ALZA Third Party Licenses restricts the Company’s right to grant sublicenses which are consistent with Section 2.2 of the ALZA License (excluding the first sentence of Section 2.2.1), under the licenses granted to the Company in Section 2.1 of the ALZA License, to any third party with respect to the development, manufacture or commercialization of the Product in the form existing as of the Closing, and none of the ALZA Third Party Licenses imposes any terms or conditions on any such sublicensing by the Company that are not explicitly set forth in the ALZA License.

(p)           The Licensed Patents (as defined under the ALZA License) that are issued are valid and enforceable and all patent applications included in the Licensed Patents that are not yet issued remain pending.

3.14        Contracts.

(a)           Section 3.14(a) of the Disclosure Schedule lists, as of the date of this Agreement, the following agreements other than those agreements which have been terminated with no ongoing obligations other than confidentiality in favor of the Company to which the Company or any Subsidiary is a party:

(i)            any agreement (or group of related agreements) for the lease of personal property from or to third parties which involves more than the sum of $50,000;

(ii)           any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which involves more than the sum of $50,000, or (B) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)          any agreement providing for any royalty, milestone or similar payments by the Company with respect to the development or sale of any product;

(iv)          any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v)           any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may be required to impose) a Security Interest on any of its assets, tangible or intangible;

(vi)          any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii)         any agreement concerning confidentiality, noncompetition or non-solicitation (excluding any confidentiality agreements with service providers, suppliers or employees of the Company or any Subsidiary  containing terms and conditions substantially as set forth in the Company’s or the applicable Subsidiary’s standard form of agreement, copies of which have previously been delivered or made available to the Buyer;

(viii)        any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement, other than offer letters with employees (the form of which has been made available to the Buyer) providing for “at will” employment in the form used by the Company or any Subsidiary in the Ordinary Course of Business;

(ix)          any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(x)           any agreement involving any current or former officer, director or stockholder of the Company or any Affiliate thereof;

(xi)          any agreement not otherwise listed in Section 3.14(a) of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xii)         any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(xiii)        any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xiv)        any agreements relating to grants, funding or other forms of assistance, including loans with interest at below market rates, received by the Company or any of its Subsidiaries from any Governmental Entity;

(xv)         any agreement that would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;

(xvi)        the Cadence Agreement; and

(xvii)       any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.

(b)           The Company has made available to the Buyer a complete and accurate copy of each contract (as amended to date) listed in Section 3.14(a) of the Disclosure Schedule.  With respect to each contract listed in Section 3.14(a) of the Disclosure Schedule and each other contract executed during the Pre-Closing Period which would have been required to have been listed in Section 3.14(a) of the Disclosure Schedule had it been executed on or prior to the date of this Agreement (collectively, the “Contracts”): (i) the Contract is legal, valid, binding and enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Contract.

(c)           Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.14(a) of the Disclosure Schedule under the terms of Section 3.14(a).  Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) for the Company or any Subsidiary to perform services or sell products to a third party which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

(d)           The Cadence Agreement is effective to waive all rights of Cadence Pharmaceuticals, Inc. (“Cadence”) with respect to the transactions contemplated by this Agreement under that certain Option Agreement dated as of June 21, 2010 by and between Cadence and the Company (the “Cadence Option Agreement”).  The Cadence Option Agreement will terminate in its entirety and be of no further force or effect immediately prior to the Effective Time.

3.15        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.16        Insurance.  Section 3.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries.  There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies.  The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  There have been no claims asserted by the Company or any of its Subsidiaries pursuant to any insurance policy since the inception of the Company.

3.17        Legal Compliance.

(a)           The Company and each Subsidiary is currently conducting, and has at all times since its inception conducted, its business in compliance in all material respects with applicable Law.  Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging material noncompliance with any applicable Law.

(b)           Neither the Company, any Subsidiary nor any officer, director, employee or agent thereof or any Company Stockholder acting on behalf of the Company or any Subsidiary, has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee, agent or Company Stockholder.

3.18        Regulatory Matters.

(a)           Since the Company’s inception, the Company has not conducted any development, testing, labeling, packaging, manufacturing, distribution or storage activities for any product other than the Product.  The Company is developing, testing, labeling, packaging, manufacturing, distributing, and storing, and at all times has developed, tested, labeled, packaged, manufactured, distributed, and stored the Product in compliance in all material respects with (i) the FDA Act and applicable implementing regulations and guidelines issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing practices, good laboratory practices, good clinical practices and investigational use, in each case, for a new drug product, including a drug-device combination product, (ii) the medicinal products and medical devices Laws of the European Union and applicable implementing regulations and guidelines issued by applicable Governmental Entities in the European Union, including the EMA, and (iii) any other applicable Governmental Entities in any other country where the Company has actually developed, tested, labeled, packaged, manufactured, distributed or stored the Product.  The Company is in compliance in all material respects with all applicable requirements imposed under the Controlled Substances Act and/or the Controlled Substances Import and Export Act (collectively referred to as the “CSA Act”) as enforced and administered by the Drug Enforcement Administration (“DEA”), including requirements relating to registration, records and reports, order forms, security, labeling and packaging, disposal and import and export permits. The Company has not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA, DEA or any other Governmental Entity alleging that any operation or activity of the Company is in material violation of the FDA Act, CSA Act or the respective counterparts thereof promulgated by applicable state Governmental Entities or Governmental Entities outside the United States, including, as applicable, the medicinal products and medical device Laws of the European Union.

(b)           The Company has made available to the Buyer, with respect to the Product, complete and correct copies, as of the date of this Agreement, of (i) all New Drug Applications (the “NDAs”) submitted to the FDA, (ii) all Investigational New Drug applications (the “INDs”) or Clinical Trial Applications (“CTAs”) submitted to the FDA or to any other Governmental Entity, (iii) all Marketing Authorization Applications (“MAAs”) submitted to the EMA and its respective counterparts in the European Union, (iv) all foreign counterparts to the NDAs, INDs, CTAs and MAAs (in any other country where the Company has undertaken any action to develop, test, label, manufacture, distribute or store the Product), (v) all supplements to and amendments of the items set forth in clauses (i) through (iv), (vi) all material correspondence with the FDA, DEA or with any other Governmental Entity located in the United States or European Union with respect to the Product and (vii) all Certificate(s) of Registration (“CoRs”) issued under the CSA Act.  All information, claims, reports, statistics, and other data and conclusions submitted by (A) the Company, (B) ALZA or any of its Affiliates in the United States or the European Union and (C) to the Knowledge of the Company, ALZA or any of its Affiliates in any other jurisdiction in connection with the NDAs, the INDs,  the CTAs, the MAAs, the CoRs and any foreign counterparts thereof and in all supplements to and amendments of the same were true, complete and correct in all material respects as of the applicable date of submission and were in compliance in all material respects with all applicable Laws as of the respective dates such filings were made.

(c)           All preclinical studies and clinical trials, and other studies and tests of the Product conducted by or on behalf of the Company have been, and if still pending are being, conducted in material compliance, to the extent applicable, with the applicable protocol for such study or trial, good laboratory practices, good clinical practices and all applicable Laws, including the FDA Act, the Public Health Service Act (the “PHS Act”), the CSA Act and the respective counterparts thereof outside the United States, including, as applicable, the medicinal products and medical devices Laws of the European Union.  No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to scheduled completion, and neither the FDA nor any other applicable Governmental Entity, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has initiated, or, to the Company’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation of the Product conducted or proposed to be conducted by or on behalf of the Company.  Neither the Company nor any of its Subsidiaries has received any written notice that the FDA, DEA or any other Governmental Entity has commenced, or, to the Company’s Knowledge, threatened in writing to initiate, any action to withdraw or suspend an IND or CoR, or commenced or, to the Company’s Knowledge threatened in writing to initiate, any action to enjoin production of the Product at any of its or its suppliers’ facilities.  No clinical investigator who has conducted or, if still pending, is conducting any clinical trial sponsored by or on behalf of the Company has been disqualified from receiving investigational products by the FDA or any other Governmental Entity or received any written notice from the FDA or any other Governmental Entity of an intent to initiate such disqualification proceedings.

(d)           The Company is not subject to any investigation that is pending or, to the Knowledge of the Company, that is pending and not served or threatened or that has been threatened, in each case by (i) the FDA  (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) or the Federal False Claims Act (31 U.S.C. §3729) (known as the “Federal False Claims Act”) or (iii) the DEA.

(e)           The Company has not submitted any claim for payment to any government healthcare program in connection with any referrals that violated any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (known as the “Stark Law”), or any applicable state self-referral Law.

(f)            The Company has not submitted any claim for payment to any government healthcare program in violation of any Laws relating to false claims or fraud, including the Federal False Claim Act or any applicable state false claim or fraud Law.

(g)           The Company has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) HIPAA and (ii) any applicable privacy Laws.

(h)           All manufacturing operations conducted for the benefit of the Company have been and are being conducted in material compliance with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations, the DEA’s registration and security requirements and the respective counterparts thereof promulgated by state Governmental Entities, or Governmental Entities in countries outside the United States.  To the Company’s Knowledge, none of the Company’s suppliers or contract manufacturers has received an FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters” or “untitled letters”, in each case, related to or affecting the Product.  The Company has made available to the Buyer copies of all material (i) reports of inspection observations, if any, relating to the Product received by the Company or any of its Subsidiaries, (ii) establishment inspection reports relating to the Product received by the Company or any of its Subsidiaries, and (iii) warning letters relating to the Product received by the Company or any of its Subsidiaries, if any, as well as any other documents received by the Company or any of its Subsidiaries, or to its Knowledge, its suppliers or contract manufacturers from the FDA, DEA or other applicable Governmental Entities relating to the Product or arising out of the development of the Product that assert past or ongoing lack of compliance with any applicable Laws by the Company or any of its Subsidiaries, and to its Knowledge, its suppliers and contract manufacturers relating to clinical development of the Product.

(i)            Section 3.18(i) of the Company Disclosure Schedule sets forth a list of (i) all Product recalls, field notifications, investigator notices, safety alerts, “serious adverse event” reports or other notices of action relating to an alleged lack of safety or regulatory compliance issued by the Company or by contracting Persons acting on behalf of the Company (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Company’s Knowledge, any material Product complaints that are currently unresolved.

(j)            The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA, DEA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws.  None of the Company or, to the Company’s Knowledge, any of its officers, key employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including 21 U.S.C. Section 335a.  To the Company’s Knowledge, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion of the Company are pending or threatened against the Company or any of its officers, employees or agents.  All documents filed by the Company or any of its Subsidiaries with the FDA, DEA or any other Governmental Entity with respect to the Product, or the manufacturing, handling, storage or shipment of the Product were, at the time of filing, true, complete and accurate in all material respects, no adverse event information has come to the attention of the Company or any of its Subsidiaries that is materially different in terms of the incidence, severity or nature of such adverse events than any which were filed as safety updates to the documents filed by the Company or any of its Subsidiaries with the FDA or any other Governmental Entity with respect to the Product and all written data summaries prepared by the Company or any of its Subsidiaries that were included in documents filed with the FDA or any other Governmental Entity with respect to the Product and that are based on clinical studies conducted or sponsored by the Company or any of its Subsidiaries accurately summarize in all material respects the corresponding raw data underlying such summaries.

(k)           The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity.

(l)            The Company has complied in all material respects with ICH-GCP guidelines in the management of the clinical data that has been presented to the Buyer.

(m)          The Company has disclosed to the Buyer all material information known by the Company or any of its Subsidiaries with respect to the safety and efficacy of the Product from nonclinical and/or clinical studies.

(n)           Neither the Company nor any of its Subsidiaries has received any written notice questioning the good standing with the FDA, DEA or any other Governmental Entity of any of the documents filed by the Company or any of its Subsidiaries with the FDA, DEA or any other Governmental Entity with respect to the Product or the manufacturing, handling, storage or shipment of the Product.  The Company has made available to the Buyer complete and accurate copies of all documents filed by the Company or any of its Subsidiaries with the FDA, DEA or any other Governmental Entity with respect to the Product.  The Company and its Subsidiaries have filed with the FDA, DEA and other applicable Governmental Entity all required notices, registration applications, order forms, reports,  supplemental applications and annual or other reports or documents, including adverse experience reports, that are material to the continued development or handling of the Product.

3.19        Employees.

(a)           Section 3.19(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all employees of the Company and each Subsidiary, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), target annual incentive compensation of each such person, immigration status and employment status of each such person (including whether the person is on leave of absence and the dates of such leave).  Each of such employees is retained at-will and none of such employees is a party to an employment agreement or contract with the Company or any Subsidiary.  The Employees of the Company are not required to be screened under the CSA Act and are not required to be informed of their obligations under the CSA Act.  Each current and former employee of the Company or any Subsidiary has entered into the Company’s or such Subsidiary’s standard form of Proprietary Information and Inventions Agreement, a copy of which has previously been delivered to the Buyer.  All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable, subject to Applicable Bankruptcy Law, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.  The Company and the Subsidiaries are in material compliance with all applicable Laws relating to the employment of employees, including the hiring, classification and termination of employees.

(b)           Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has either of them experienced any actual, or had any Knowledge of any threatened, strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Company has no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union or works council with respect to employees of the Company or any Subsidiary.

(c)           No director, officer or other key employee of the Company or any Subsidiary, or any Affiliate of any of the foregoing (other than a portfolio company in which any Person is an investor but does not control the day to day operations of such company), owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and the Subsidiaries.

(d)           Section 3.19(d) of the Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by either the Company or any Subsidiary, where the agreement with such consultant or independent contractor requires the Company or any Subsidiary to pay more than $50,000 after the date of this Agreement or provides for the transfer or creation of Intellectual Property, along with the position, date of retention and rate of remuneration for each such Person.  None of such consultants or independent contractors is a party to a written agreement or contract with the Company or any Subsidiary.  Each consultant and independent contractor has entered into the Company’s or such Subsidiary’s standard form of Proprietary Information and Inventions Agreement with the Company or such Subsidiary, the form of which has previously been made available to the Buyer.

(e)           The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company has never had any leased employees.

(f)            The Company has made available to the Buyer complete and accurate copies of all of the Company’s and each Subsidiary’s written employee handbooks, employment manuals, employment policies, or affirmative action plans.  The Company has no material unwritten employment policies.

(g)           Neither the Company nor any Subsidiary has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding the Company’s execution of this Agreement and continuing through the Closing Date.

3.20        Employee Benefits.

(a)           Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans.  Complete and accurate copies of (i) all Company Plans, together with all amendments thereto, (ii) all related trust agreements, insurance contracts and summary plan descriptions, (iii) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the most recent plan year  for each Company Plan, (iv) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the most recent year, (v) all disclosures received by the Company with respect to ERISA Section 408(b)(2) or provided by a Company Plan pursuant to ERISA Section 404(a) and (vi) any written or electronic communications from or to the Internal Revenue Service, the DOL or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), have been made available to the Buyer.  All Company Plans comply in all material respects with all applicable Law.  No Company Plan is subject to non-U.S. Law.  There are no unwritten Company Plans.

(b)           Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto.  The Company, the Subsidiaries, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.  All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the DOL have been timely submitted.

(c)           There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that would reasonably be expected to give rise to any liability.  No Company Plan is or within the last three (3) calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d)           All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter or opinion letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter, or opinion letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.  There has been no termination or partial termination of such a Company Plan.  Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.  Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies.  Each Company Plan is in compliance with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a).

(e)           Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to a Company Plan which was ever subject to Section 412 of the Code or Title IV of ERISA.  At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)            With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements.  Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements.  The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan.

(g)           All group health plans of the Company, any Subsidiary and any ERISA Affiliate comply in all material respects with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other applicable Laws.  Neither the Company, any Subsidiary, nor any ERISA Affiliate has any liability under or with respect to COBRA for its own actions or omissions, or those of any predecessor.  No Company Plan provides health care continuation coverage beyond termination of employment, except to COBRA qualified beneficiaries at their own, and not at the Company’s, expense.  No Person (or any beneficiary of such Person) is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires, and there have been no written or oral commitments inconsistent with the foregoing.

(i)            No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to (i) any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or any other applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(h)           No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)            Each Company Plan is amendable and terminable unilaterally by the Company and any Subsidiary that is a party thereto or covered thereby at any time without liability or expense to the Company, any Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Subsidiary from amending or terminating any such Company Plan, or in any way limit such action.

(j)            Section 3.20(j) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, executive officer or key employee and (ii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(k)           Each individual who has received compensation for the performance of services on behalf of the Company, any Subsidiary or the ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(l)            The Company does not accrue, and has no liability to any Person with respect to, any vacation, sick time or earned time off for any of the Company’s or any Subsidiary’s employees.

(m)          Section 3.20(m) of the Disclosure Schedule sets forth all bonuses earned by the Company’s or any Subsidiary’s employees through the Closing Date that are expected to be accrued but unpaid as of the Closing Date.

(n)           There are no loans or extensions of credit from the Company, any Subsidiary or any ERISA Affiliate to any employee of or independent contractor to the Company or any Subsidiary.

(o)           There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company or any Subsidiary, except as may be required by applicable Law (which requirements as of the date of this Agreement are listed in Section 3.20(o) of the Disclosure Schedule).

(p)           There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company or any Subsidiary or on any Company Stockholder.

(q)           Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been since January 1, 2005 in compliance with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009.  No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

3.21        Environmental Matters.

(a)           The Company and the Subsidiaries have complied in all material respects with all applicable Environmental Laws.  There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(b)           Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c)           Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)           Set forth in Section 3.21(d) of the Disclosure Schedule is a list, as of the date of this Agreement, of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, any Subsidiary or a third party, and whether done at the initiative of the Company or a

Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or has been previously provided.  A complete and accurate copy of each such document has been made available to the Buyer.

(e)           The Company has no Knowledge of any environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

3.22        Litigation.  There is no Legal Proceeding which is pending against or involving or, to the Knowledge of the Company, has been threatened against or involving, the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

3.23        Permits.  Section 3.23 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary.  Other than marketing approvals for the Product and routine qualifications to do business required from applicable Governmental Entities, such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted or as currently proposed by the Company to be conducted.  Each such Permit is in full force and effect; the Company or the applicable Subsidiary, as the case may be, is in material compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect immediately following the Closing.

3.24        Certain Business Relationships With Affiliates.  No Affiliate of the Company or any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary.  Section 3.24 of the Disclosure Schedule describes any transactions or relationships between the Company or any Subsidiary and any Affiliate thereof that occurred or have existed since the beginning of the time period covered by the Financial Statements.

3.25        Brokers.  Except for the fees payable to Leerink Swann LLC, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  The Company has made available to the Buyer complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of Leerink Swann LLC.

3.26        Books and Records.  The minute books and other similar records of the Company and each Subsidiary contain accurate summaries of all actions taken at any meetings of the

Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  Section 3.26 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.27        Product Liability.  No product liability claims have been received by the Company or any of its Subsidiaries and, to the Company’ Knowledge, no such claims have been made against any other Person with respect to the Product or threatened against the Company or any of its Subsidiaries relating to the Product.  There is no judgment, order or decree outstanding against the Company relating to product liability claims.

3.28        No Other Representations.  The Buyer acknowledges that, except as expressly provided in this Article III, the Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.  The representations and warranties of the Company set forth in this Article III, as modified by the Disclosure Schedule, constitute the sole and exclusive representations and warranties made to the Buyer in connection with the transactions contemplated by this Agreement, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company.  Without limiting the generality of the foregoing, except as expressly provided in this Article III, neither the Company nor any stockholder is making or providing, and the Buyer hereby waives any right it may otherwise have with respect to, any representation or warranty, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples or condition of the Company’s assets.  Notwithstanding the foregoing, nothing in this Section 3.28 shall, in any way, limit the Buyer’s rights pursuant to this Agreement or in any action with respect to a claim for fraud or Knowing Misrepresentation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1          Organization and Corporate Power.  Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.  The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2          Authorization of Transaction.  Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively.  This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

4.3          Noncontravention.  Subject to the filing of the Certificate of Merger as required by the DGCL, to the filing requirements of the Hart-Scott-Rodino Act and to the filing or other regulatory requirements, if any, of any other applicable U.S. or foreign regulatory body, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the performance by the Buyer or the Transitory Subsidiary of their respective obligations hereunder or thereunder, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract ,lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

4.4          Broker’s Fees.  Other than fees payable by the Buyer to Bank of America, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5          Available Funds.  The Buyer has, and will have at the Effective Time, sufficient cash resources that will enable it to pay the Aggregate Closing Stock Consideration and the Aggregate Closing Option Consideration pursuant to this Agreement.  In addition, the Buyer will have at the time of any and all Milestone Payments may be earned hereunder, sufficient financial resources that will enable it to pay such Milestone Payments.

ARTICLE V

COVENANTS

5.1          Closing Efforts.  Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) each of their respective representations and warranties remain true and correct through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

5.2          Governmental and Third-Party Notices and Consents.

(a)           Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.  The Buyer shall pay all filing fees payable to Governmental Entities in connection with the filings under the Hart-Scott-Rodino Act and other applicable U.S. or foreign antitrust Laws.  Without limiting the generality of the foregoing, each of the Parties shall promptly, and in any event within five (5) Business Days of the execution of this Agreement, file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or other required filings under any other applicable U.S. or foreign antitrust Laws, shall use its Reasonable Best Efforts to obtain an early termination of applicable waiting periods, and shall promptly make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (i) to commence or defend any Legal Proceeding required to obtain any such waiver, permit, consent, approval or other authorization  or (ii) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

(b)           The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

5.3          Stockholder Approval.

(a)           Immediately following the execution of this Agreement, and in any event within one (1) Business Day after the execution of this Agreement, the Company shall use Reasonable Best Efforts to secure and cause to be filed with the Company consents from Company Stockholders necessary to secure the Requisite Stockholder Approval, which consents shall be in a form that is reasonably acceptable to the Buyer.  As expeditiously as possible following the receipt of the Requisite Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Requisite Stockholder Approval has been obtained.  Within two (2) Business Days of the execution of this Agreement, the Company shall transmit the Disclosure Statement, in a form reasonably acceptable to the Buyer, to the Company Stockholders.  The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Equityholders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (ii) a notice to all stockholders of the Company that did not execute the written consents necessary to secure the Requisite Stockholder Approval informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and (iii) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the DGCL and a copy of such Section 262.

(b)           The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c)           The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d)           The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.4          Operation of Business.  Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article VIII hereof (the “Pre-Closing Period”), the Company shall, and shall cause each Subsidiary to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it and continue the timely payment of its accounts payable.  Without limiting the generality of the foregoing, during the Pre-Closing Period the Company shall not, and shall cause each Subsidiary not to, without the written consent of the Buyer:

(a)           issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of Preferred Shares or Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on the date of this Agreement and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary);

(b)           split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)           create, incur or assume any Indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person (other than routine advances to employees of the Company in the Ordinary Course of Business);

(d)           (i) enter into, adopt, terminate or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.20(j); (ii)  increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers, consultants or employees, generally or individually, or pay any bonus or other benefit to its directors, officers, consultants or employees, except for (x) existing payment obligations listed in Section 3.20(j) or (m) of the Disclosure Schedule, (y) payment of the Pending Option Bonus Payments and (z) as contemplated by Section 5.12(c) below; (iii) hire any new officers or  any new employees or consultants, provided that any consent requested of the Buyer pursuant to this clause (iii) shall not be unreasonably withheld or delayed with respect to the hiring of any new employee or consultant in the Ordinary Course of Business where the total annual compensation (including any equity awards) for such employee or consultant does not exceed $100,000 (except as set forth on Schedule 5.4(d)(iii)); (iv) amend or accelerate the payment, right to payment, or vesting of any compensation or benefits; or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(e)           acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of tangible assets in the Ordinary Course of Business;

(f)            mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)           discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)           amend its certificate of incorporation, by-laws or other organizational documents;

(i)            sell, assign, transfer, license or sublicense any Company Intellectual Property;

(j)            change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(k)           change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(l)            make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; provided that any consent requested of the Buyer pursuant to this subsection (l) shall not be unreasonably withheld or delayed;

(m)          enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13 or Section 3.14 of the Disclosure Schedule, provided that any consent requested of the Buyer with respect to the entry into or amendment of any such contract or agreement under this paragraph (m) in the Ordinary Course of Business (other than an amendment to the Cadence Agreement, the Cadence Option Agreement or the ALZA License) shall not be unreasonably withheld or delayed;

(n)           make or commit to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate, provided that any consent requested of the Buyer pursuant to this paragraph (n) shall not be unreasonably withheld or delayed with respect to capital expenditures that do not exceed $250,000 in the aggregate;

(o)           institute or settle any Legal Proceeding;

(p)           take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied;

(q)                                 fail to take any action necessary to preserve the validity of any Company Intellectual Property or Permit;

(r)                                    have any discussions with, or make any commitments to, any Governmental Entity with regulatory authority over the Product in any jurisdiction regarding development or other regulatory-related matters, other than, to the extent required, responding to inquiries from such Governmental Entities (i) in a manner consistent with past practice and (ii) in connection with the Hart-Scott-Rodino Act and other approvals in accordance with the provisions of Section 5.2 of this Agreement; or

(s)                                   agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, the Company shall and shall cause each Subsidiary to continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Indebtedness, if any, in existence as of the date of this Agreement.

5.5                               Access to Information.

(a)                                 During the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company and the Subsidiaries, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records.  The Company shall (and shall cause each Subsidiary to) furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.

(b)                                 Within thirty (30) days after the end of each month ending prior to the Closing, beginning with December 31, 2012, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements.  Such financial statements shall present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

5.6                               Notice of Breaches.  During the Pre-Closing Period, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing.  No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

5.7                               Exclusivity.

(a)                                 During the Pre-Closing Period, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale or license (other than a Japan Agreement) of material assets or similar business transaction involving the Company or any Subsidiary (an “Acquisition Proposal”), (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Company Shares to any party in connection with, or to facilitate or induce the making of, an Acquisition Proposal (other than the Buyer or its representatives) or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its representatives) concerning any Acquisition Proposal.  Notwithstanding anything to the contrary in this Section 5.7, if, prior to the date the Company obtains the Requisite Stockholder Approval, the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors, after consultation with the Company’s financial advisor and outside counsel, has in good faith concluded is, or is reasonably likely to lead to, a Superior Offer, the Company may (A) furnish nonpublic information to the third party making such Acquisition Proposal and (B) engage in negotiations with the third party with respect to the Acquisition Proposal to the extent the Company’s Board of Directors determines in good faith that the failure to do so would be inconsistent with its obligations under applicable Law.

(b)                                 The Company shall immediately notify any party with which discussions or negotiations of the nature described in Section 5.7(a) were pending that the Company is terminating such discussions or negotiations.  If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one (1) Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer; provided, that if such disclosure would be prohibited by the terms of any non-disclosure agreement in effect before the date hereof, the Company shall give the Buyer the choice of whether or not to receive such disclosure and, if the Buyer elects to receive such disclosure, the resulting breach of such non-disclosure agreement shall not constitute a breach of this Agreement or an indemnifiable claim under Article VII.

5.8                               Expenses.  Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by the Company Equityholders and fifty percent (50%) by the Buyer.

5.9                               Preparation of Returns.  The Buyer shall provide the Representative for its review a copy of each proposed federal and state income Tax Return (and each amendment thereof) that relates to any Tax period for which the Company Equityholders could have an obligation to indemnify under this Agreement for review and comment at least five (5) Business Days prior to the filing of such Tax Return.

5.10                        280G Covenant.  Not less than five (5) Business Days prior to the Closing Date, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (which vote, for the avoidance of doubt, shall not be made by the Representative), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code).  Such vote shall establish the “disqualified individual’s” right to the payment or other compensation, and the Company shall obtain any required waivers or consents from the “disqualified individual” prior to the vote.  In addition, the Company shall provide adequate disclosure to Company Stockholders that hold voting Company Shares of all material facts concerning all payments to any “disqualified individual” that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.  At least three (3) Business Days prior to the vote, the Buyer and its counsel shall have the right to review and comment on all documents to be delivered to the Company Stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all reasonable comments of the Buyer thereon.  Buyer and its counsel shall be provided copies of all documents executed by the Company’s stockholders and disqualified individuals in connection with the vote.

5.11                        FIRPTA.  Prior to the Closing, (a) the Company shall deliver to the Buyer a certification that the Company Shares are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service, in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (b) each of the Company Stockholders shall deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code.  If the Buyer does not receive either the certifications and/or notices described above on or before the Closing Date, the Buyer, the Transitory Subsidiary, the Paying Agent or the Escrow Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

5.12                        Employee Benefits Covenants.

(a)                                 Prior to the Closing Date, the Buyer shall make (and the Company hereby consents to the Buyer making), offers of employment (for employment commencing at the Effective Time) to all of the employees of the Company or any Subsidiary who are employed by the Company or any Subsidiary on the date of this Agreement or at any time thereafter prior to the Closing Date, on an at-will basis and with (i) total cash compensation (including wages, salaries, commissions and bonuses) on at least the same level as are currently provided by the Company and (ii) participation in Company Plans or Employee Benefit Plans maintained or sponsored by the Buyer or any ERISA Affiliate for the Buyer’s current employees (each a “Buyer Benefit Plan”) that in all material respects are no less favorable in the aggregate than the employee benefits as in effect for other similarly situated employees of the Buyer immediately prior to the Closing Date.

(b)                                 To the extent that employees of the Company who accept any employment offers made by the Buyer (“Continuing Employees”) participate in any Buyer Benefit Plan, such Continuing Employees shall receive credit for service with the Company for purposes of eligibility and vesting (if applicable) and entitlement to benefits (but excluding benefit accrual under a defined benefit pension plan); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.  With respect to any Buyer Benefit Plan that is a welfare benefit plan, the Buyer shall use commercially reasonable efforts to ensure that its third party insurance carriers shall (i) cause there to be waived any eligibility requirements or pre-existing condition limitations solely to the extent permitted under such Buyer Benefit Plan, and (ii) for the plan year that includes the Effective Time, give effect, in determining any deductible and maximum out-of-pocket limitations, to the amounts paid during the plan year that included the Effective Time by such Continuing Employees with respect to similar plans maintained by Company provided that prior to the Effective Time, the Company shall timely furnish relevant data to the Buyer in a commercially reasonable format.  Except as otherwise provided in Section 5.12(c), nothing in this Section 5.12(b) is intended to prevent the Buyer from terminating any of its benefit plans from time to time or changing the form of benefits provided to the Continuing Employees after the Closing Date.

(c)                                  The Company will terminate the Change in Control Severance Plans immediately prior to the Effective Time and, to the extent required, shall obtain the consent of each Person entitled to benefits thereunder.  From and after the Closing, the Buyer shall cause all Continuing Employees who were participants in the Company’s Executive Change in Control Severance Plan to be covered by the Buyer’s severance plan.

(d)                                 No Person is an intended third party beneficiary of this Section 5.12 and no provision of this Section 5.12 constitutes an amendment to any Employee Benefit Plan.

5.13                        Termination of 401(k) Plan.  Upon the Buyer’s written request made not later than five (5) Business Days prior to Closing, the Company shall terminate any and all Company Plans intended to qualify under Section 401(k) of the Code, or any successor statute, effective not later than the day immediately preceding the Closing Date.  Upon the termination of such plans, the Company shall provide the Buyer with evidence that such 401(k) plans have been terminated pursuant to resolution of the Company’s board of directors not later than the day immediately preceding the Closing Date.

5.14                        Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.15                        Financial Statements.  Promptly following the date of this Agreement, the Company shall engage its independent accounting firm, in accordance with the terms of an engagement letter satisfactory to the Buyer, to commence the preparation of financial statements for the Company that comply with the requirements of Item 9.01 of Form 8-K and Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K.  During the Pre-Closing Period, the Company shall provide the Buyer with such additional information as the Buyer may reasonably request in order to comply with the requirements for proforma and historic financial statements included in the periodic reports the Buyer is required to file under the Exchange Act. The fees and expenses incurred by the Company in connection with the obligations under this Section 5.15 shall be paid by the Buyer.

5.16                        Cadence Agreement.  The Company shall promptly perform all of its obligations under the Waiver, Consent and Option Termination Agreement dated December 11, 2012 by and between the Company and Cadence (the “Cadence Agreement”).  Immediately prior to the Effective Time, the Buyer shall pay to Cadence the Buy-Out Price (as defined in the Cadence Agreement).

5.17                        Redwood City Lease.  Unless prevented from doing so by (a) the occurrence of a Force Majeure Event or (b) a breach of the landlord’s obligations under any such lease, the Buyer shall cause the Surviving Corporation to maintain the Company’s current Redwood City, California facility or a comparable facility no more than five miles from the location of the current Redwood City, California facility through June 1, 2016.

5.18                        Assumption of Obligations.  From and after the Effective Time, the Surviving Corporation shall expressly assume all of the Company’s obligations under (a) that certain Software License Agreement dated May 2, 2011 by and between the Company and Semiconductor Components Industries, LLC, (b) that certain Customer Services Agreement dated April 17, 2012 by and between the Company and BuzzeoPDMA LLC, and (c) that certain Research & Development Services Agreement between DPT Lakewood, LLC and the Company dated January 31, 2012.

5.19                        Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, the Surviving Corporation shall, to the extent permitted by Law: (i) indemnify and hold harmless each individual who served as a director or officer of the Company or any Subsidiary prior to the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative to the extent provided for under the terms and conditions of the certificate of incorporation of the Company in effect on the date of this Agreement, the by-laws of the Company in effect on the date of this Agreement and indemnification agreements between the Company or any Subsidiary and its current and former officers and directors (each as in effect as of the date hereof and each as has been furnished or made available to the Buyer before the date hereof).  The indemnification obligations of the Surviving Corporation pursuant to this Section 5.19(a) shall extend to acts or omissions occurring at or before the Effective Time (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and all rights to indemnification conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or any Subsidiary prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives.  Notwithstanding the foregoing, in no event shall the Surviving Corporation be obligated to provide indemnification to any Indemnified Party with respect to any matter for which the Buyer is entitled to indemnification under this Agreement.

(b)                                 From and after the Effective Time, the Surviving Corporation shall, to the extent permitted by Law, keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any Subsidiary and any Indemnified Party providing for the indemnification of such Indemnified Party.

(c)                                  If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, assume all of the obligations of the Surviving Corporation set forth in this Section 5.19.

(d)                                 The provisions of this Section 5.19 shall survive the consummation of the Merger for a period of six (6) years and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by Law, the obligations of the Surviving Corporation under this Section 5.19 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.19 without the consent of such affected Indemnified Party.

(e)                                  Prior to the Effective Time, the Company shall procure a “tail” policy (the “Tail Policy”) under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF MERGER

6.1                               Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a)                                 the number of Company Shares eligible to become Dissenting Shares shall not exceed five percent (5%) of the number of outstanding Company Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares and Options) and the Buyer shall have received evidence that all of the Preferred Shares shall convert into Common Shares immediately prior to the Effective Time;

(b)                                 the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) (i) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 6.1(b) and (ii) all other waivers, permits, consents, approvals, authorizations, registrations, filings and notices which (A) are required to be listed in Section 3.4 of the Disclosure Schedule (as of the Closing Date) and are not so listed and (B) are necessary for the consummation of the transactions contemplated by this Agreement or that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(c)                                  (i) the representations and warranties of the Company set forth in this Agreement that are not subject to any Company Material Adverse Effect qualification (without regard to any materiality qualifications contained therein) shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing and (ii)  the representations and warranties of the Company set forth in this Agreement that are subject to a Company Material Adverse Effect qualification shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing;

(d)                                 the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)                                  there shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or would reasonably be expected in the future to have, a Company Material Adverse Effect;

(f)                                   (i) no judgment, order, decree, stipulation or injunction shall be in effect, (ii) no Legal Proceeding shall be pending, and (iii) no Legal Proceeding shall have been threatened by any Governmental Entity, in each case that would reasonably be expected to (A) prevent consummation of the transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (C) have, individually or in the aggregate, a Company Material Adverse Effect;

(g)                                  all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(h)                                 the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(i)                                     the Cadence Agreement shall be in full force and effect and the Company shall have performed all of its obligations thereunder to be performed on or before the Closing Date;

(j)                                    each of the individuals listed on Schedule 6.1(j) (other than any such employee who shall have died or shall have suffered a permanent disability) and not less than [**]% of all other Company employees as of the date of this Agreement who have received a Qualifying Notice shall not have terminated, and shall not have provided notice of their intent to terminate, employment with the Company;

(k)                                 the non-competition and non-solicitation agreements in the forms attached hereto as Exhibit F between the Buyer and each of the individuals listed on Schedule 6.1(k) shall be in full force and effect;

(l)                                     the Buyer shall have received (i) Option Surrender Agreements from all of the holders of Options or (ii) evidence reasonably satisfactory to the Buyer that the Options of any Option holder who has not executed an Option Surrender Agreement shall have been (A)

duly and properly exercised and shares of Common Stock shall have been issued pursuant to such exercise or (B) or terminated (without any right to receive any portion of the consideration payable under this Agreement);

(m)                             the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(n)                                 the Buyer shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Representative;

(o)                                 the Buyer shall have received evidence that this Agreement and the Merger have received the Requisite Stockholder Approval;

(p)                                 the Buyer shall have received a certificate signed on behalf of the Company by the President and the Chief Financial Officer (i) attaching true and correct copies of the final invoices for all Unpaid Company Transaction Expenses and (ii) providing evidence that the amounts established for the Pre-Closing Bonus Accrual have been paid to the applicable Company employees prior to the Closing; and

(q)                                 the Buyer shall have received (i) good standing certificates for the Company in its jurisdiction of organization and all of the foreign jurisdictions in which it is qualified, (ii) certified charter documents and by-laws for the Company and the Subsidiaries and (iii)  certificates as to the incumbency of the Company’s officers and the adoption of the resolutions of the Company’s Board of Directors and stockholders adopting this Agreement, approving the Merger and authorizing the transactions contemplated by this Agreement.

6.2                               Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company and the Representative:

(a)                                 the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement (without regard to any materiality qualifications contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent any such inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement;

(b)                                 each of the Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)                                  the Buyer shall have delivered to the Company the Buyer Certificate;

(d)                                 the Representative shall have received a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent;

(e)                                  the Company shall have received evidence of delivery of the Escrow Fund to the Escrow Agent;

(f)                                   (i) no judgment, order, decree, stipulation or injunction shall be in effect, (ii) no Legal Proceeding shall be pending, and (iii) no Legal Proceeding shall have been threatened by any Governmental Entity, in each case that would reasonably be expected to (A) prevent consummation of the transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction;

(g)                                  all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(h)                                 this Agreement and the Merger have received the Requisite Stockholder Approval; and

(i)                                     the Company shall have received (i) good standing certificates for the Buyer and the Transitory Subsidiary in their jurisdictions of organization, (ii) certified charter documents and by-laws for the Buyer and the Transitory Subsidiary and (iii) certificates as to the incumbency of the Buyer’s officers and the adoption of the resolutions of the Buyer’s Board of Directors adopting this Agreement, approving the Merger and authorizing the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1                               Indemnification by the Company Equityholders.  Subject to the terms and conditions of this Article VII, the Company Equityholders shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Surviving Corporation, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)                                 any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or in the Company Certificate (in each case, as such representation or warranty (other than the representations and warranties in Section 3.7(a)) would read if all qualifications as to materiality, including each reference to the defined term “Company Material Adverse Effect”, were deleted therefrom);

(b)                                 any failure to perform any covenant or agreement of the Company contained in this Agreement;

(c)                                  any claim for appraisal or dissenters rights, including any payment in respect of Dissenting Shares in excess of the amount of payments otherwise payable to the stockholder seeking such rights under this Agreement;

(d)                                 any inaccuracy in the Closing Date Allocation Schedule;

(e)                                  any Damages suffered by the Buyer as a result of or relating to the subject matter of the Warning Letter (file# 12-NWJ-21) issued by the FDA to DPT Lakewood LLC on August 27, 2012;

(f)                                   any claims relating to the matters set forth in Section 7.1(f) of the Disclosure Schedule; or

(g)                                  any claim for fraud or Knowing Misrepresentation arising in connection with the transactions contemplated by this Agreement.

7.2                               Indemnification Claims.

(a)                                 The Buyer shall give written notification to the Representative of the commencement of any Third Party Action.  Such notification shall be given within 30 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages.  No delay or failure on the part of the Buyer in so notifying the Representative shall relieve the Company Equityholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.  Within 30 days after delivery of such notification, the Representative may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Representative may only assume control of such defense if (A) it acknowledges in writing to the Buyer on behalf of all of the Company Equityholders that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be indemnified pursuant to this Article VII, (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Escrow Fund, and (C) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Buyer or the business, operations or future conduct of the Buyer and (ii) the Representative may not assume control of the defense of any Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against the Buyer or any of its subsidiaries.  If the Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 7.2(a) or (ii) the Representative assumes control of such defense and the Buyer reasonably concludes that the Company Equityholders and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action.  Neither the Company Equityholders nor the Representative shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Representative, on behalf of all of the Company Equityholders, agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer.  The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b)                                 In order to seek indemnification under this Article VII, the Buyer shall deliver a Claim Notice to the Representative.  Within 30 days after delivery of a Claim Notice, the Representative shall deliver to the Buyer a Response, in which the Representative, on behalf of all of the Company Equityholders, shall:  (i) agree that the Buyer is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Claimed Amount), (ii) agree that the Buyer is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Agreed Amount) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount.  If no Response is delivered by the Representative within such 30-day period, the Company Equityholders shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer.  Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer’s right to claim the balance of any such Claimed Amount.

(c)                                  Any Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 10.11.  If the Buyer is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

7.3                               Survival of Representations and Warranties.

(a)                                 Unless otherwise specified in this Section 7.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, however, that except for claims based on fraud or a Knowing Misrepresentation, which shall expire on the fifth (5th) anniversary of the Closing, all representations and warranties that are covered by the indemnification obligations in Section 7.1(a) shall expire on the date that is 18 months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Organization, Qualification and Corporate Power), 3.2 (a), (b), (c) and (e) (Capitalization), 3.3 (Authorization), 3.9 (Tax Matters), 3.13(o) (Intellectual Property-Alza License), 3.14(d) (Contracts- Cadence), 3.20 (Employee Benefits)(to the extent related to Tax) and 3.25 (Brokers) shall survive until 60 days after the expiration of the applicable statute of limitations and (ii) the representations and warranties set forth in Sections 3.13 (Intellectual Property) (other than Section 3.13(o) and Section 3.13(p)) (the “IP Representations”) shall survive until two (2) years after the Closing Date (such representations and warranties in clauses (i) and (ii) hereof, the “Fundamental Representations”).

(b)                                 If the Buyer delivers to the Representative, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Representative.  The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

(c)                                  It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Article VII is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The parties further acknowledge that the time periods set forth in this Article VII for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

7.4                               Limitations.

(a)                                 With respect to claims for Damages arising under Section 7.1(a), the Company Equityholders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds the Deductible (at which point the Company Equityholders shall become liable for all Damages under Section 7.1(a) in excess of one half (1/2) of the amount of the Deductible); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or Knowing Misrepresentation or (ii) any claim pursuant to Section 7.1(a) relating to a breach of any of the Fundamental Representations.

(b)                                 Except for claims based on fraud or Knowing Misrepresentation, the Escrow Fund and the Offset Right shall be the sole and exclusive means for the Buyer to recover any Damages for which it is entitled to indemnification under this Article VII.  In the case of claims based upon fraud or Knowing Misrepresentation, where the claim of such fraud or Knowing Misrepresentation is asserted by the Buyer on or prior to the fifth (5th) anniversary of the Closing, the Company Equityholders shall have personal liability, on a several and pro rata basis (based on proceeds actually received by the Company Equityholders), for all Damages incurred by the Buyer resulting from any such fraud or Knowing Misrepresentation, but in no event shall any Company Equityholder be liable for an amount in excess of the amount of the consideration actually received by such Company Equityholder pursuant to this Agreement and in no event shall any Company Equityholder be liable for claims of fraud or Knowing Misrepresentation asserted by the Buyer after the fifth (5th) anniversary of the Closing.  Notwithstanding the foregoing, the Buyer shall not attempt to collect any Damages directly from any Company Equityholder unless there are insufficient unclaimed Escrow Funds remaining to satisfy such Damages pursuant to the Escrow Agreement.

(c)                                  No Company Equityholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(d)                                 The rights of the Buyer under this Article VII shall be the sole and exclusive remedy of the Buyer with respect to claims under or otherwise relating to the transactions that are the subject of this Agreement.  Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

(e)                                  Any payments made to a Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Total Consideration for Tax purposes to the extent permitted by Law.

(f)                                   Notwithstanding anything to the contrary in this Agreement, the Company Equityholders shall not have any liability to the Buyer if any Tax attributes of the Company or any Subsidiary (including net operating loss carryovers, capital loss carryovers, adjusted basis or credits) are not available to the Company, any Subsidiary, the Buyer, or any of their Affiliates for any taxable period or portion thereof ending after the Closing Date.

7.5                               Offset Rights.

(a)                                 The Buyer shall have the right and is hereby authorized at any time and from time to time to set off and apply against any and all Milestone Payments the amount of any Damages specified in a Claim Notice or Expected Claim Notice delivered by the Buyer hereunder prior to the date of the Milestone Payment against which such set off is applied, including the Buyer’s good faith estimate of any Damages identified on such Claim Notice or Expected Claim Notice which have not been liquidated (the amount so withheld and set-off pursuant to this Section 7.5, the “Offset Amount”);provided, however, that, except in the case of fraud or Knowing Misrepresentation, the aggregate amount of Damages for which the Buyer may exercise such set off rights shall not exceed ten percent (10%) of the applicable Milestone Payment except in the case of claims:

(i)                                     based on breaches of the IP Representations (other than Section 3.13(o) and Section 3.13(p)), in which case the aggregate amount of Damages for which the Buyer may exercise such set off rights in respect of such claim shall not exceed fifty percent (50%) of the applicable Milestone Payment;

(ii)                                  based on breaches of Section 3.13(p), in which case the aggregate amount of Damages for which the Buyer may exercise such set off rights in respect of such claim shall not exceed seventy-five percent (75%) of the applicable Milestone Payment; and

(iii)                               based on breaches of the Fundamental Representations (excluding the IP Representations and Section 3.13(p), but including Section 3.13(o)) or made pursuant to Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.1(f), in which case the aggregate amount of Damages for which the Buyer may exercise such set off rights in respect of such claim shall not exceed one hundred percent (100%) of the applicable Milestone Payment.

Any amount set off under this Section 7.5(a) shall reduce the amount of any Net Milestone

Payment each Company Equityholder is entitled to receive proportionately based on their respective rights to receive a portion of such Net Milestone Payment.

(b)                                 In the event the Buyer exercises its set off rights pursuant to Section 7.5(a) and withholds an Offset Amount from any Milestone Payment, the Buyer shall notify the Representative thereof in writing (the “Offset Notification”) no later than two (2) Business Days after such Milestone Payment is due, which Offset Notification shall describe in particular the claim for indemnification with respect to which such set off rights have been exercised.

(c)                                  In the event the Buyer exercises its set off rights pursuant to Section 7.5(a) and withholds an Offset Amount from any Milestone Payment with respect to any Damages specified in the applicable Claim Notice or Expected Claim Notice, upon the final resolution of the claim for indemnification with respect to which the Claim Notice or Expected Claim Notice is delivered, the Buyer shall cause the Company Equityholders to be paid the amount, if any, by which the Offset Amount exceeds the amount of Damages to which the Buyer has been finally determined to be entitled in connection with such resolution.

ARTICLE VIII

TERMINATION

8.1                               Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a)                                 the Parties may terminate this Agreement by mutual written consent;

(b)                                 the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c), (d) or (e) of Section 6.1 not to be satisfied and (ii) is not cured within 15 days following delivery by the Buyer to the Company of written notice of such breach;

(c)                                  the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within 15 days following delivery by the Company to the Buyer of written notice of such breach;

(d)                                 the Buyer may terminate this Agreement by giving written notice to the other Parties (i) at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval and (ii) if the Requisite Stockholder approval has not been obtained within one (1) Business Day after the date of this Agreement;

(e)                                  the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before March 11, 2013, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f)                                   the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before March 11, 2013, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2                               Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful or knowing breaches of this Agreement or for breaches of Section 5.7).

ARTICLE IX

DEFINITIONS

9.1                               Definitions.  For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Acquisition Proposal” shall have the meaning set forth in Section 5.7(a).

“Adjusted Closing Purchase Price” shall have the meaning set forth in Section 2.7(e).

“Advisory Group” shall have the meaning set forth in Section 2.4(d)(iii).

“Affiliate” shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

“Aggregate Closing Option Consideration” shall mean the aggregate amount of Closing Option Consideration payable with respect to all Options outstanding immediately prior to the Effective Time.

“Aggregate Closing Stock Consideration” shall mean (a) the Closing Stock Consideration, multiplied by (b) the aggregate number of Company Shares outstanding immediately prior to the Effective Time.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“ALZA” shall have the meaning set forth in Section 3.13(o).

“ALZA License” shall have the meaning set forth in Section 3.13(o).

“Anti-Kickback Statute” shall mean the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b).

“Applicable Bankruptcy Laws” shall have the meaning set forth in Section 3.3.

“Applicable Employment Taxes” shall mean the employer’s share of any employment or payroll Taxes payable with respect to any Option Consideration.

“Audit Period” shall have the meaning set forth in Section 2.6(c)(ii).

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Benefit Plan” shall have the meaning set forth in Section 5.12(a).

“Buyer Certificate” shall mean a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 6.2 is satisfied in all respects.

“Buyer Milestone Representative” shall have the meaning set forth in Section 2.6(c)(i).

“Buyer Rights Chain Group” shall mean (a) the Buyer, the Buyer’s Affiliates, the Surviving Corporation and their direct and indirect subsidiaries and (b) any Person to which the Intellectual Property covering the Product as of the Closing Date is licensed, sublicensed, assigned or transferred by the Buyer, the Buyer’s Affiliates, or the Surviving Corporation or their direct or indirect subsidiaries directly or through one or more intermediaries (i.e., whether through one or more assignments, one or more levels of licenses and/or sublicenses, any combination thereof or otherwise).

“Cadence” shall have the meaning set forth in Section 3.14(d).

“Cadence Agreement” shall have the meaning set forth in Section 5.16.

“Cadence Option Agreement” shall have the meaning set forth in Section 3.14(d).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” shall mean a certificate which immediately prior to the Effective Time represented outstanding shares of Company Shares.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the DGCL.

“Change in Control Severance Plans” shall mean the Company’s Executive Change in Control Severance Benefit Plan adopted effective October 20, 2010 and the Company’s Employee Change in Control Severance Benefit Plan adopted effective October 20, 2010, true and complete copies of which have been made available to the Buyer.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Buyer or an Affiliate thereof and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer or an Affiliate thereof in connection with a claim for indemnification pursuant to Article VII.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Adjustment Items” shall mean, without duplication, (a) the Closing Cash, minus (b) the Closing Indebtedness, minus (c) the Closing Liabilities and minus (d) the Unpaid Company Transaction Expenses.

“Closing Adjustment Statement” shall mean the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 2.7 hereof.

“Closing Adjustment Surplus” shall have the meaning set forth in Section 2.7(e)(iii).

“Closing Cash” shall mean (a) all cash, cash equivalents and investment securities with original maturities of ninety (90) days or less held by the Company or any of its Subsidiaries as of the Closing Date, determined using the same accounting principles, policies, methods and procedures, consistently applied, as those used in preparing the Most Recent Balance Sheet, minus (b) any cash received after the date of this Agreement under any license, distribution or similar agreement entered into prior to the Closing with respect to the Product.

“Closing Date” shall mean the later to occur of (a) January 2, 2013 and (b) a date to be specified by the Buyer and the Company, which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing).

“Closing Date Allocation Schedule” shall mean a schedule, prepared by the Company and dated as of the Closing Date, setting forth, for each Company Equityholder: (a) such Company Equityholder’s name, address and, if available, e-mail address; (b) the number of shares of each class of Company Shares held as of the Closing Date by such Company Equityholder; (c) the number of shares of each class of Company Shares subject to Options held by such Company Equityholder as of the Closing Date (and the exercise price thereof); (d) the amount to be paid to such Company Equityholder by the Paying Agent at the Closing; (e) the portion of the Aggregate Closing Option Consideration and Aggregate Closing Stock Consideration payable to each Company Equityholder and (f) the portion of each Milestone Payment to be paid to each Company Equityholder and Leerink Swann LLC.

“Closing Indebtedness” shall mean all Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time.

“Closing Liabilities”  shall mean all current liabilities of the Company (determined in accordance with GAAP, and excluding the Unpaid Company Transaction Expenses) as of the Closing Date that are aged more than 60 days.

“Closing Option Consideration” shall mean, with respect to each Option had it been fully vested and exercised in full immediately prior to the Effective Time, (a) (i) the Closing Stock Consideration, multiplied by (ii) the number of Company Shares issuable upon the exercise of such Option, minus (b) (i) the per share exercise price of such Option in effect immediately prior to the Effective Time, multiplied by (ii) the number of Company Shares issuable upon the exercise of such Option.

“Closing Purchase Price” shall mean (a) $185,000,000, plus (b) the aggregate exercise price of all Options outstanding immediately prior to the Effective Time, plus or minus, as applicable, (c) the Estimated Closing Adjustment, minus (d) the Original Escrow Amount, minus (e) the Representative Expense Amount, minus (f) the Buy-Out Price (as defined in the Cadence Agreement), minus (g) the Employee Amount, minus (h) the Termination Payments, and minus (i) Applicable Employment Taxes.

 “Closing Stock Consideration” shall mean (a) the Closing Purchase Price, divided by (b) the Fully Diluted Shares.

 “Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall mean, for purposes of Section 2.6 of this Agreement, the carrying out of such obligations in a commercially reasonable manner using such efforts and resources as are commonly used by the Buyer in respect of products of similar commercial potential at a similar stage in product lifecycle, taking into consideration the safety and efficacy of such product, the risks inherent in the development and commercialization of the product, its competitiveness compared to alternative products, the proprietary position of the product (including scope and duration of relevant patents), the scope of marketing approval, the regulatory status of the product, whether the product is subject to a clinical hold, recall or market withdrawal and the anticipated profitability of the product.

“Common Shares” shall mean the shares of common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (a) through (g) of Section 6.1 is satisfied in all respects.

 “Company Equityholder” shall mean any holder of Company Shares or Options outstanding as of immediately prior to the Effective Time.

“Company Exclusively Licensed Intellectual Property Registrations” shall mean Intellectual Property Registrations under which the Company or any of its Subsidiaries has been granted any exclusive license by any third party.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or any Subsidiary by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company and the Subsidiaries, taken as a whole or (b) the ability of the Buyer to operate the business of the Company and the Subsidiaries immediately after the Closing; provided, however, that any material adverse change, event, circumstance or development that arises out of or relates to any of the following events occurring after the date of this Agreement shall not be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) the public announcement of, or performance of the transactions contemplated by or pursuant to, this Agreement; (ii) changes in GAAP or any Law or the interpretation thereof, in each case to the extent any such change does not have a disproportionate effect on the Company relative to other industry participants; (iii) changes in general economic conditions or in the industry in which the Company operates, in each case to the extent any such change does not have a disproportionate effect on the Company relative to other industry participants; and (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, war (whether declared or undeclared), any declaration of a national emergency or any other national or international calamity, including a natural disaster or any other natural occurrence beyond the control of the Company, in each case to the extent such change does not have a disproportionate effect on the Company relative to other industry participants.  For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, in whole or in part.

“Company Owned Intellectual Property Registrations” shall mean Intellectual Property Registrations that are owned by, or are registered or filed in the name of, the Company or any Subsidiary, alone or jointly with others.

 “Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of or relating to any current or former employee or independent contractor of the Company, any Subsidiary or any ERISA Affiliate.

“Company Shares” shall mean the Common Shares and the Preferred Shares.

“Company Source Code” shall mean the source code for any Software included in or used to Exploit the Product or Internal Systems and related confidential information embodied in such Software.

 “Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company, including the Company’s 2010 Equity Incentive Plan.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Confidentiality Agreement”) shall mean the Confidentiality Agreement, dated as of May 7, 2012, by and between the Company and the Buyer.

“Continuing Employees” shall have the meaning set forth in Section 5.12(b).

 “Contract” shall have the meaning set forth in Section 3.14(b).

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Cooley” shall have the meaning set forth in Section 10.12.

 “CoRs” shall have the meaning set forth in Section 3.18(b).

 “CSA Act” shall have the meaning set forth in Section 3.18(a).

 “CTAs” shall have the meaning set forth in Section 3.18(b).

 “Damages” shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures).

“DEA” shall have the meaning set forth in Section 3.18(a).

“Deductible” shall mean $925,000.

“Designated Officers” shall mean [**].

“DGCL” shall mean the Delaware General Corporation Law.

“Diligence Period” shall mean the earlier to occur of (a) the expiration of the time period for the achievement of Milestone #4 and (b) such earlier time as the Buyer’s diligence obligations shall have terminated in accordance with the provisions of Section 2.6(b).

“Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement.

“Disclosure Statement” shall mean the information statement to be sent to the Company Stockholders as described further in Section 5.3.

“Dispute” shall mean the dispute resulting if the Representative in a Response disputes the liability of the Company Equityholders for all or part of a Claimed Amount.

“Dispute Notice” shall have the meaning set forth in Section 2.7(c).

“Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

“Distributable Funds” shall have the meaning set forth in Section 2.4(d)(ii).

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger.

“EMA” shall mean the European Medicines Agency in the European Union.

 “Employee Amount” shall mean the aggregate amount payable to employees and consultants of the Company or any of the Subsidiaries pursuant to any change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or any Subsidiary, in each case payable solely as a result of the Merger and the other transactions contemplated by this Agreement.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, change in control benefits, disability benefits, deferred compensation, bonuses, fringe benefits, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-termination compensation, and all employment agreements providing for terms of compensation.

“Environmental Law” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:   (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.

 “Escrow Agent” shall mean JP Morgan Chase Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit D by and among the Buyer, the Representative and the Escrow Agent.

“Escrow Fund” shall mean the Original Escrow Amount and any additional deposits made to the Escrow Fund in respect of Milestone A and Milestone #1 held and disposed of in accordance with the terms of the Escrow Agreement, together with any interest thereon.

“Escrow Payment” shall mean the Escrow Fund, as reduced by any disbursements from the Escrow Fund and minus Applicable Employment Taxes, which amount shall be payable in accordance with the Escrow Agreement.

“Estimated Closing Adjustment” shall mean the sum of the Closing Adjustment Items estimated as of the Closing Date pursuant to the Estimated Closing Adjustment Statement in accordance with the provisions of Section 2.7(a).

“Estimated Closing Adjustment Statement” shall have the meaning set forth in Section 2.7(a).

 “European Union” shall mean, collectively, the European Union as a legal entity and the countries that are officially recognized as member states of the European Union at any relevant time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean research, develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” shall mean the United States Food and Drug Administration.

“FDA Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended.

“Federal False Claims Act” shall have the meaning set forth in Section 3.18(d).

 “Final Closing Adjustment” shall mean the amount of the Closing Adjustment Items determined in accordance with the provisions of Section 2.7(c).

“Financial Statements” shall mean:

(a)                                 the consolidated audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2010 and 2011, as certified without qualification by Ernst & Young, the Company’s independent public accountants; and

(b)                                 the consolidated unaudited balance sheet of the Company for the ten (10) month period ended October 31, 2012, and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for the ten (10) months then ended.

“First Commercial Sale” shall mean, with respect to the Product in the United States or the European Union, as applicable, the first sale of the Product following Regulatory Approval for which revenue has been recognized by a member of the Buyer Rights Chain Group.

“Force Majeure Event” shall mean any acts beyond the reasonable control of a Person, including acts of God, acts of Governmental Entities, acts of the public enemy or due to war, riot, flood, earthquake, civil commotion, terrorism, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such Person.

“Fully Diluted Shares” shall mean the sum of (a) the aggregate number of Company Shares outstanding immediately prior to the Effective Time, on an as-converted to Common

Shares basis (other than Company Shares to be cancelled in accordance with Section 2.1(b)) and (b) the aggregate number of Company Shares issuable upon the exercise of all Options outstanding immediately prior to the Effective Time.

“Fundamental Representations” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government or of the European Union.  For the purpose of regulatory matters in the European Union, “Governmental Entity” shall include any notified body accredited by a member state of the European Union to conduct a conformity assessment pursuant to the medical devices Laws of the European Union, as applicable.

“Grant Date” shall have the meaning set forth in Section 3.2(d) of this Agreement.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” with respect to any Person shall mean (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Security Interests; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

“Indemnified Parties” shall have the meaning set forth in Section 5.19 of this Agreement.

“Independent Auditor” shall have the meaning set forth in Section 2.6(c)(iii).

 “INDs” shall have the meaning set forth in Section 3.18(b).

 “Intellectual Property” shall mean the following subsisting throughout the world:

(a)                                 Patent Rights;

(b)                                 Trademarks and all goodwill in the Trademarks

(c)                                  copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)                                 mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)                                  inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)                                   other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations, and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Product, whether located on the premises of the Company or any Subsidiary or hosted at a third party site.  All Internal Systems that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, is listed and described in Section 3.13(c) of the Disclosure Schedule.

“IP Representation” shall have the meaning set forth in Section 7.3(a).

“Japan Agreement” shall mean an agreement by and between (a) any of the Company, the Surviving Corporation, the Buyer or any Affiliate of the Buyer and (b) any other Person that is not an Affiliate of the Buyer, to sell, transfer, assign or exclusively license the rights to develop and commercialize or solely to commercialize the Product in any territory that includes Japan on terms and conditions reasonably acceptable to the Buyer.

“Knowing Misrepresentation” shall mean that (a) a representation or warranty of the Company contained in this Agreement or any certificate furnished by the Company to the Buyer pursuant to this Agreement was incorrect at the time such representation or warranty was initially made and (b) any of the Designated Officers actually and consciously knew that such representation or warranty was incorrect when it was initially made and did not correct such inaccuracy.

“Knowledge of the Company”, “Company’s Knowledge” and phrases of like import shall mean the actual knowledge of any of the Designated Officers, together with such knowledge that any of such Designated Officers would reasonably be expected to obtain in the ordinary course in connection with discharging his or her duties as an officer or employee of the Company in a reasonably prudent manner.

“Law” shall mean any United States federal, state or local or foreign law, common law, statute, standard, ordinance, c ode, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” shall mean any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Letter of Transmittal” shall mean a letter of transmittal in the form attached hereto as Exhibit E.

“MAAs” shall have the meaning set forth in Section 3.18(b).

 “Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Milestone” shall have the meaning set forth in Section 2.6(a).

 “Milestone Event” shall have the meaning set forth in Section 2.6(a).

 “Milestone Payments” shall have the meaning set forth in Section 2.6.

 “Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean October 31, 2012.

“NDAs” shall have the meaning set forth in Section 3.18(b).

 “Net Milestone Payment” shall mean, (a) with respect to each Milestone Payment other than Milestone A (the Japan Agreement Milestone Payment), the amount of such Milestone Payment (less the portion thereof to be deposited in the Escrow Fund in accordance with the provisions of Section 2.6), minus (i) the portion thereof payable to Leerink Swann LLC, an estimate of which is set forth on the Closing Date Allocation Schedule, and minus (ii) Applicable Employment Taxes and (b) with respect to Milestone A (the Japan Agreement Milestone Payment), the amount of such Milestone Payment (less the portion thereof to be deposited in the Escrow Fund in accordance with the provisions of Section 2.6), minus (i) the portion thereof payable to Leerink Swann LLC, an estimate of which is set forth on the Closing Date Allocation Schedule, and minus (ii) Applicable Employment Taxes.

“Net Sales” shall mean the gross amounts invoiced for sales of the Product in the United States or the European Union by Persons within the Buyer Rights Chain Group (each such Person, a “Selling Person”) to a non-Affiliate of the Selling Person, less the following deductions, in each case to the extent specifically related to the Product and incurred by the Selling Person:

(a)                                 trade, cash and quantity discounts;

(b)                                 tariffs, duties, excises and Taxes on sales (including sales or use Taxes or value added Taxes) to the extent imposed upon and paid directly with respect to such sales (but excluding national, state or local Taxes based on income);

(c)                                  inventory management and other services fees paid to wholesalers and distributors;

(d)                                 freight, insurance, packing costs and other transportation charges specifically relating to the sale and separately stated in the invoice therefor;

(e)                                  invoiced amounts that are written off as uncollectible, provided that if such amounts are subsequently collected, such amounts shall again be included in Net Sales;

(f)                                   amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls or returns or because of retroactive price reductions or billing errors;

(g)                                  discounts paid under state legislated or Selling Person-sponsored discount prescription drug programs or patient assistance programs or reductions for coupon and voucher programs;

(h)                                 chargeback payments, rebates , credits and discounts mandated by or granted to: (i) managed healthcare organizations, (ii) federal, state or provincial or local governments or other agencies, (iii) purchasers or reimbursers or (iv) trade customers, including wholesalers and buying groups; and

(i)                                     any other deductions required by GAAP.

Such amounts shall be determined from the books and records of the applicable Selling Person, maintained in accordance with GAAP, or other similar generally accepted accounting principles used by such Selling Person, consistently applied.  Sales of the Product between or among the Selling Persons for resale shall not be included within Net Sales; provided, however, that any subsequent sale of the Product by any Selling Person to another Person that is not a Selling Person shall be included within Net Sales.  With respect to sales of the Product invoiced in U.S. dollars, Net Sales shall be expressed in U.S. dollars.  With respect to sales of the Product invoiced in currencies other than U.S. dollars, Buyer shall use Buyer’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. dollars or, in the case of a Selling Person who is not the Buyer or an Affiliate of the Buyer, such similar methodology of such of such Selling Person, consistently applied.

“Neutral Accountant” shall have the meaning set forth in Section 2.7(c).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Offset Amount” shall have the meaning set forth in Section 7.5(a).

“Offset Notification” shall have the meaning set forth in Section 7.5(b).

“Open Source Materials” shall mean all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Option” shall mean each option to purchase or acquire Company Shares.

“Option Consideration” shall mean, with respect to each Option outstanding immediately prior to the Effective Time, (a) the Closing Option Consideration and (b) the portion of the Escrow Payment, Net Milestone Payments, Closing Adjustment Surplus and Representative Account Payments payable with respect to such Option in accordance with the terms of this Agreement.

“Option Surrender Agreement” shall have the meaning set forth in Section 2.5(a).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Original Escrow Amount” shall mean $18,500,000.

“Party” and “Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs.

“Paying Agent” shall mean JP Morgan Chase Bank, N.A.

“Payment Fund” shall mean cash in an amount sufficient to make payment of the Aggregate Closing Stock Consideration.

“Pending Option Bonus Payments” shall have the meaning set forth in Section 3.2(e) of the Disclosure Schedule.

“Pending Option Grants” shall have the meaning set forth in Section 3.2(e) of the Disclosure Schedule.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“PHS Act” shall have the meaning set forth in Section 3.18(c).

“PPACA” shall have the meaning set forth in Section 3.20(g).

“Pre-Closing Bonus Accrual” shall mean the pro-rata portion of the amount of bonuses earned by the Company’s or any Subsidiary’s employees under the Company’s bonus plan as of the Closing Date (assuming, for purposes of such calculation, that 100% of the maximum amount of such bonuses eligible to be earned would be earned during the applicable bonus plan year).

“Pre-Closing Period” shall have the meaning set forth in Section 5.4.

“Preferred Shares” shall mean the shares of preferred stock, par value $0.0001 per share, of the Company.

“Pro Rata Share” shall mean, with respect to any Company Equityholder, a fraction, (a) the numerator of which is the sum of the number of (i) Company Shares held by such Company Equityholder and (ii) Company Shares issuable upon the exercise of the outstanding Options held by such Company Equityholder and (b) the denominator of which is the number of Fully Diluted Shares.

“Product” shall mean the Company’s iontophoretic system for the transdermal delivery of fentanyl and fentanyl analogs.

“Production Equipment” shall have the meaning set forth in Section 3.10(b).

“Qualifying Notice” means a notice delivered by the Buyer to an employee of the Company that complies with Section 5.12(a) and that states that such employee’s employment with the Company will continue on the terms set forth in Section 5.12(a) following the Effective Time, including location of employment, which has been delivered to such employee within ten (10) days following the date of this Agreement.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registrations” shall mean any investigational new drug applications, new drug applications, or similar regulatory applications of the Company or any of its Subsidiaries that have been submitted to or approved by the FDA or any applicable Governmental Entity.

“Regulatory Approval”  shall mean (a) as to the Product in the United States, the approval after the date hereof by the FDA of a New Drug Application, or a supplement to a New Drug Application,  for the Product, in each case as required to market the Product as the Product has been modified by the Company subsequent to the date the Company acquired the rights to the Product from ALZA, and (b) as to the Product in the European Union, either the approval after the date hereof by the EMA of a Marketing Authorization Application for the Product in the European Union or the approval after the date hereof by the relevant Regulatory Authority in any three (3) of the United Kingdom, Germany, France, Italy and Spain of a Marketing Authorization Application for the Product in such country, in each case as the Product has been modified by the Company subsequent to the date the Company acquired the rights to the Product from ALZA.

“Regulatory Authority”  shall mean the FDA or any health regulatory authority in another country that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for the Product in such country, including the EMA, and any successor(s) thereto.

“Released Claims” shall have the meaning set forth in Section 2.2(c)(ii).

“Released Parties” shall have the meaning set forth in Section 2.2(c)(ii).

“Representative” shall have the meaning set forth in the first paragraph of this Agreement.

“Representative Account Payment” shall mean up to [**] Dollars ($[**]), determined in accordance with Section 2.4(c).

“Representative Expense Amount” shall mean [**] Dollars ($[**]).

“Representative Fund” shall mean a segregated account containing the Representative Expense Amount.

“Required Stockholders” shall mean holders of Company Shares that held, as of immediately prior to the Effective Time, sufficient shares to obtain the Requisite Stockholder Approval.

“Requisite Stockholder Approval” shall mean (a) the adoption of this Agreement and the approval of the Merger by (i) a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (on a converted to Common Share basis) and (ii) 65% of the votes represented by the outstanding Preferred Shares entitled to vote on this Agreement and the Merger and (b) approval of the automatic conversion of all of the outstanding Preferred Shares into Common Shares immediately prior to the Effective Time by the holders of at least 65% of the then outstanding Preferred Shares.

“Response” shall mean a written response containing the information provided for in Section 7.2(b).

“Restricted Shares” shall have the meaning set forth in Section 2.5(a).

“Safety Notice” shall have the meaning set forth in Section 3.18(i).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole.

“Seller Group” shall have the meaning set forth in Section 10.12.

“Selling Person” shall have the meaning set forth in the definition of Net Sales.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Stark Law” shall have the meaning set forth in Section 3.18(e).

“Stock Consideration” shall mean (a) the Aggregate Closing Stock Consideration and (b) the Escrow Payment, Net Milestone Payments, Closing Adjustment Surplus and Representative Account Payments payable with respect to the Company Shares in accordance with the terms of this Agreement.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Superior Offer” shall mean an unsolicited, bona fide, written Acquisition Proposal that the Company’s Board of Directors, after consultation with its financial advisor and outside legal counsel, has in good faith concluded would result in a transaction that is more favorable to the Company’s stockholders than the Merger.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“Tail Policy” shall have the meaning set forth in Section 5.19(e).

“Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Termination Payments” shall mean the aggregate amount of Pending Option Bonus Payments payable by the Company to each of the employees and consultants listed in Section 3.2(e) of the Disclosure Schedule in connection with the Pending Option Grants .  Section 3.2(e) of the Disclosure Schedule shall also set forth the amount payable to each such individual (estimated as of the date of this Agreement) and the number of Common Shares that would have been granted if the Pending Option Grants had been granted prior to the Closing

“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by the Buyer under Article VII.

“Total Consideration” shall have the meaning set forth in Section 2.1(d).

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, and any common law trademarks and service marks and trade dress.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“Unpaid Company Transaction Expenses” shall mean all costs and expenses of the Company incurred to third parties in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees and any fees and expenses of counsel or accountants payable by the Company, in each case which have not been paid in full as of the Closing Date.  Notwithstanding the foregoing, the fees and expenses incurred by the Company in connection with the obligations under Section 5.15 shall be paid by the Buyer.

“Update Report” shall have the meaning set forth in Section 2.6(c)(i).

ARTICLE X

MISCELLANEOUS

10.1        Press Releases and Announcements.  No Party shall, and shall cause its Affiliates not to, issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) the Buyer may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the Buyer shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 10.1 following the Closing Date.

10.2        No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No

Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

10.5        Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

10.6        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7        Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below; provided, however, that all notices and other communications that are required to be delivered to the Representative hereunder shall be delivered by facsimile and email:

To the Buyer or the Transitory Subsidiary:	with a copy to:

The Medicines Company	The Medicines Company
8 Sylvan Way	8 Sylvan Way
Parsippany, NJ 07054	Parsippany, New Jersey 07054
Attn: President	Attention: General Counsel
Telecopy: (862) 207-6119	Telecopy: (862) 207-6062
Telephone: (973) 290-6119	Telephone: (973) 290-6062

And to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: David E. Redlick, Esq. and Jeffrey A. Hermanson, Esq.
Telecopy: (617) 526-5000
Telephone: (617) 526-6000

To the Company:	with a copy to:
Incline Therapeutics, Inc.	Cooley LLP
900 Saginaw Drive, Suite 200	3175 Hanover Street
Redwood City, CA 94063	Palo Alto, CA 94304-1130
Attn: Alan Levy and David Socks	Attn: Barbara Kosacz, Esq. and Jennifer Fonner DiNucci, Esq.
Telecopy: (650) 241-6895	Telecopy: (650) 849-7400
Telephone: (650) 241-6800	Telephone: (650) 843-5102

To the Representative:

Fortis Advisors LLC
Attention: Notice Department
Facsimile No.: (858) 408-1843
Email: notices@fortisrep.com

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8        Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

10.9        Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the DGCL.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11      Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law.

10.12      Additional Agreement.  Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and subsidiaries that the Company is the client of Cooley LLP (“Cooley”).  After the Closing, it is possible that Cooley will represent the Company Equityholders, the Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with matters related to this Agreement or the Escrow Agreement, including, matters related to the Escrow Amount and any claims related thereto pursuant to this Agreement.  The Buyer and the Company hereby agree that Cooley (or any successor) may represent the Seller Group in the future in connection with matters related to this Agreement or the Escrow Agreement and any claims that may be made thereunder pursuant to this Agreement.  Cooley (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Escrow Agreement or the transactions contemplated by this Agreement or the Escrow Agreement and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any subsidiaries thereof to consent to waive any conflict of interest arising from such representation.  Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in connection with this waiver and consent.

10.13      Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference herein to “including” shall be interpreted as “including without limitation”.

(c)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(d)           When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall mean that such information was either (i) contained in the Company’s electronic data room on or before December 10, 2012 or (ii) delivered to the Buyer or its counsel on or prior to the date of this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE MEDICINES COMPANY

		By:	/s/ Glenn Sblendorio
Name: Glenn Sblendorio
Title: President & CFO

SILVER SURFER ACQUISITION CORP.

		By:	/s/ Glenn Sblendorio
Name: Glenn Sblendorio
Title: President

INCLINE THERAPEUTICS, INC.

		By:	/s/ David Socks
Name: David Socks
Title: President and COO

FORTIS ADVISORS LLC, solely in its capacity
as the REPRESENTATIVE

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Managing Director